UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )

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☑  Definitive Proxy Statement
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☐  Soliciting Material Pursuant to §240.14a-12

HANESBRANDS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1000 East Hanes Mill Road
Winston-Salem, North Carolina 27105

March 12, 2009

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Hanesbrands Inc., a Maryland corporation, which is being held on Tuesday, April 28, 2009, at 8:00 a.m., Eastern time, at the Jumeirah Essex House, Grand Salon, 160 Central Park South, New York, New York 10019.

At this year’s Annual Meeting, you will be asked to (i) elect nine directors, (ii) ratify the appointment of PricewaterhouseCoopers LLP as Hanesbrands’ independent registered public accounting firm for our 2009 fiscal year and (iii) transact such other business as may properly come before the meeting.

We are taking advantage of the Securities and Exchange Commission rule that allows us to furnish proxy materials to our stockholders over the Internet. We believe that this “e-proxy” process expedites stockholders’ receipt of proxy materials and lowers the costs and reduces the environmental impact of our Annual Meeting. On March 12, 2009, we mailed to our stockholders a Notice of Annual Meeting and Internet Availability containing instructions on how to access our 2009 Proxy Statement and Annual Report and authorize a proxy to vote your shares. The Proxy Statement and the Notice of Annual Meeting and Internet Availability also contain instructions on how you can receive a paper or e-mail copy of the Proxy Statement and Annual Report.

If you requested and received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. You can authorize a proxy by telephone or over the Internet as described in the enclosed materials.

We appreciate your continued support and interest in Hanesbrands.

Sincerely yours,

Richard A. Noll
Chairman of the Board of Directors and
Chief Executive Officer

HANESBRANDS INC.

NOTICE OF THE 2009
ANNUAL MEETING OF STOCKHOLDERS

The 2009 Annual Meeting of Stockholders of Hanesbrands Inc., a Maryland corporation, will be held on Tuesday, April 28, 2009, at 8:00 a.m., Eastern time, at the Jumeirah Essex House, Grand Salon, 160 Central Park South, New York, New York 10019 for the following purposes:

1. to elect nine directors;

2. to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our 2009 fiscal year; and

3. to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on February 20, 2009 are entitled to notice of and to vote at the Annual Meeting.

Whether or not you plan to attend the meeting, we urge you to authorize a proxy to vote your shares via the toll-free telephone number or over the Internet, as described in the enclosed materials. If you requested and received a copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided.

By Order of the Board of Directors

Joia M. Johnson
Executive Vice President, General Counsel and
  Corporate Secretary

March 12, 2009
Winston-Salem, North Carolina

ADMISSION TO THE 2009 ANNUAL MEETING

An admission ticket (or other proof of stock ownership) and some form of government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the Annual Meeting. Only stockholders who own Hanesbrands common stock as of the close of business on February 20, 2009 will be entitled to attend the Annual Meeting. An admission ticket will serve as verification of your ownership.

•	If your Hanesbrands shares are registered in your name and you requested and received your proxy materials by mail, an admission ticket is attached to your proxy card.

•	If your Hanesbrands shares are registered in your name and you received your proxy materials electronically, your Notice of Annual Meeting and Internet Availability will serve as your admission ticket.

•	If your Hanesbrands shares are held in a bank or brokerage account and you wish to attend the Annual Meeting and vote your shares in person, contact your bank or broker to obtain a written legal proxy in order to vote your shares at the Annual Meeting. If you do not obtain a legal proxy from your bank or broker, you will not be entitled to vote your shares in person at the Annual Meeting, but you may still attend the Annual Meeting if you bring a recent bank or brokerage statement showing that you owned shares of Hanesbrands common stock on February 20, 2009.

No cameras, recording devices or large packages will be permitted in the meeting room. Bags will be subject to a search.

HANESBRANDS INC.
1000 EAST HANES MILL ROAD
WINSTON-SALEM, NORTH CAROLINA 27105

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 28, 2009

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive this Proxy Statement?

You have received these proxy materials because the Board of Directors of Hanesbrands Inc., a Maryland corporation (“Hanesbrands”), is soliciting your proxy to vote your shares at Hanesbrands’ 2009 Annual Meeting of Stockholders (the “Annual Meeting”) and at any postponement or adjournment of the Annual Meeting. This Proxy Statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission and that is designed to assist you in voting your shares.

Will I receive a printed copy of this Proxy Statement?

You will not receive a printed copy of the Proxy Statement or our Annual Report to stockholders in the mail unless you request a printed copy. As permitted by the Securities and Exchange Commission, we are delivering our Proxy Statement and Annual Report via the Internet. On March 12, 2009, we mailed to our stockholders a Notice of Annual Meeting and Internet Availability containing instructions on how to access our Proxy Statement and Annual Report and authorize a proxy to vote your shares online or by telephone. If you wish to request a printed or e-mail copy of the Proxy Statement and Annual Report, you should follow the instructions included in the Notice of Annual Meeting and Internet Availability. The Notice of Annual Meeting and Internet Availability is not a proxy card or ballot.

When and where will the Annual Meeting be held?

The Annual Meeting will be held on April 28, 2009 at 8:00 a.m., Eastern time, at the Jumeirah Essex House, Grand Salon, 160 Central Park South, New York, New York 10019. If you plan to attend the Annual Meeting and have a disability or require special assistance, please contact our Investor Relations department at (336) 519-4710.

What proposals will be voted on at the Annual Meeting?

At the Annual Meeting, stockholders will:

1. consider and vote upon a proposal to elect nine directors;

2. consider and vote upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as our independent registered public accounting firm for our 2009 fiscal year; and

3. transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

The Board of Directors is not aware of any matter that will be presented at the Annual Meeting that is not described above. If any other matter is properly presented at the Annual Meeting, the persons named as proxies on the proxy card will, in the absence of stockholder instructions to the contrary, vote the shares for which such persons have voting authority in accordance with their discretion on any such matter.

Who is entitled to vote at the Annual Meeting?

If you were a stockholder of Hanesbrands at the close of business on February 20, 2009 (the “Record Date”), you are entitled to notice of, and to vote at, the Annual Meeting. You have one vote for each share of Hanesbrands common stock (each, a “Share”) you held at the close of business on the Record Date on each matter that is properly submitted to a vote at the Annual Meeting, including Shares:

•	held directly in your name as the stockholder of record;

•	held for you in an account with a broker, bank or other nominee;

•	represented by your interest in the Hanesbrands stock fund in the Hanesbrands Inc. Retirement Savings Plan (the “401(k) Plan”), the Hanesbrands Inc. Salaried Retirement Savings Plan of Puerto Rico (the “Puerto Rico Salaried 401(k) Plan”) or the Hanesbrands Inc. Hourly Retirement Savings Plan of Puerto Rico (the “Puerto Rico Hourly 401(k) Plan,” and together with the 401(k) Plan and the Puerto Rico Salaried 401(k) Plan, the “401(k) Plans”); and

•	credited to your account in the Hanesbrands Inc. Employee Stock Purchase Plan of 2006 (the “Employee Stock Purchase Plan”).

On the Record Date there were 94,693,130 Shares outstanding and entitled to vote at the Annual Meeting and there were 44,366 record holders of Shares. The Shares are the only outstanding class of voting securities of Hanesbrands.

Who may attend the Annual Meeting?

Only stockholders who owned Shares as of the close of business on the Record Date will be entitled to attend the Annual Meeting. An admission ticket (or other proof of stock ownership) and some form of government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the Annual Meeting. An admission ticket will serve as verification of your ownership.

•	If your Shares are registered in your name and you requested and received your proxy materials by mail, an admission ticket is attached to your proxy card.

•	If your Shares are registered in your name and you received your proxy materials electronically, your Notice of Annual Meeting and Internet Availability will serve as your admission ticket.

•	If your Shares are held in a bank or brokerage account and you wish to attend the Annual Meeting and vote your shares in person, contact your bank or broker to obtain a written legal proxy in order to vote your shares at the Annual Meeting. If you do not obtain a legal proxy from your bank or broker, you will not be entitled to vote your Shares in person at the Annual Meeting, but you may still attend the Annual Meeting if you bring a recent bank or brokerage statement showing that you owned Shares on the Record Date.

No cameras, recording devices or large packages will be permitted in the meeting room. Bags will be subject to a search.

How many Shares must be present to hold the Annual Meeting?

The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting constitutes a quorum for the transaction of business. Your Shares are counted as present at the Annual Meeting if you:

•	are present in person at the Annual Meeting; or

•	have properly executed and submitted a proxy card, or authorized a proxy over the telephone or the Internet, prior to the Annual Meeting.

Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present at the Annual Meeting.

If a quorum is not present when the Annual Meeting is convened, the Annual Meeting may be adjourned by the presiding officer.

How many votes are required to approve each proposal?

Directors will be elected by a plurality of all the votes cast at the Annual Meeting, either in person or represented by properly completed or authorized proxy. This means that the nine nominees who receive the highest number of “FOR” votes cast will be elected as directors. Stockholders cannot cumulate votes in the election of directors.

Ratification of the appointment of PricewaterhouseCoopers as Hanesbrands’ independent registered public accounting firm requires “FOR” votes from a majority of the votes cast at the Annual Meeting, either in person or represented by properly completed or authorized proxy. If the appointment of PricewaterhouseCoopers as our independent registered public accounting firm for our 2009 fiscal year is not ratified by the stockholders, the adverse vote will be considered a direction to the Audit Committee to consider another independent registered public accounting firm for next year. However, because of the difficulty in making any substitution of independent registered public accounting firm so long after the beginning of the current year, the appointment for our 2009 fiscal year will stand, unless the Audit Committee finds other good reason for making a change.

What are broker non-votes?

If you have Shares that are held by a broker, you may give the broker voting instructions and the broker must vote as you directed. If you do not give the broker any instructions, the broker may vote at its discretion on all routine matters (such as the election of directors and the ratification of an independent registered public accounting firm). For non-routine matters, however, the broker may NOT vote using its discretion. A broker’s failure to vote on a matter under these circumstances is referred to as a broker non-vote.

How are abstentions, withheld votes and broker non-votes counted?

Shares not voted due to withheld votes, abstentions or broker non-votes will not be counted as votes for or votes against and will have no effect on the outcome of the matters being voted upon at the Annual Meeting.

How do I vote?

You may vote in person at the Annual Meeting or you may authorize a proxy to vote on your behalf. There are three ways to authorize a proxy:

Internet:  By accessing the Internet at www.proxyvote.com and following the instructions on the proxy card.

Telephone:  By calling toll-free 1-800-690-6903 and following the instructions on the proxy card.

Mail:  If you requested and received your proxy materials by mail, by signing, dating and mailing the enclosed proxy card.

If you authorize a proxy to vote your shares over the Internet or by telephone, you should not return your proxy card. The Notice of Annual Meeting and Internet Availability is not a proxy card or ballot.

Each Share represented by a proxy properly authorized over the Internet or by telephone or by a properly completed written proxy will be voted at the Annual Meeting in accordance with the stockholder’s instructions specified in the proxy, unless such proxy has been revoked. If no instructions are specified, such Shares will be voted FOR the election of each of the nominees for director, FOR ratification of the appointment of PricewaterhouseCoopers as Hanesbrands’ independent registered public accounting firm for our 2009 fiscal year, and in the discretion of the proxy holder on any other business as may properly come before the Annual Meeting.

If you participate in one of the 401(k) Plans and have contributions invested in the Hanesbrands stock fund in that 401(k) Plan as of the close of business on the Record Date, you will receive a voting authorization form, which will serve as voting instructions for the trustee of the 401(k) Plans. You must return your voting authorization form to Broadridge Financial Solutions, Inc. (“Broadridge”) on or prior to April 23, 2009. If your voting authorization form is not received by Broadridge by that date, or if you sign and return your proxy card without instructions marked in the boxes, the trustee of the 401(k) Plans will vote Shares attributable to your investment in the Hanesbrands stock fund in the 401(k) Plan in which you participate in the same proportion as other Shares held in that Hanesbrands stock fund for which the trustee received timely instructions.

If you participate in the Employee Stock Purchase Plan, you will receive a voting authorization form, which will serve as voting instructions for the administrator of the Employee Stock Purchase Plan. Shares will be voted only at the direction of participants in the Employee Stock Purchase Plan. You must return your voting authorization form to Broadridge on or prior to April 23, 2009. If your voting authorization form is not received by Broadridge by that date or if you sign and return your proxy card without instructions marked in the boxes, your Shares held in the Employee Stock Purchase Plan will not be voted.

How can I revoke a previously submitted proxy?

You may revoke (cancel) a proxy at any time before the Annual Meeting by (i) giving written notice of revocation to the Corporate Secretary of Hanesbrands with a date later than the date of the previously submitted proxy, (ii) properly authorizing a new proxy with a later date by mail, Internet or telephone, or (iii) attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, by itself, constitute revocation of a proxy. Any notice of revocation should be sent to: Hanesbrands Inc., 1000 East Hanes Mill Road, Winston-Salem, North Carolina 27105, Attention: Corporate Secretary.

What does it mean if I receive more than one Notice of Annual Meeting and Internet Availability?

If you receive more than one Notice of Annual Meeting and Internet Availability, it means your Shares are not all registered in the same way (for example, some are registered in your name and others are registered jointly with a spouse) and are in more than one account. In order to ensure that you vote all of the shares that you are entitled to vote, you should authorize a proxy to vote all proxy cards to which you are provided access.

How is the vote tabulated?

Hanesbrands has a policy that all proxies, ballots and votes tabulated at a meeting of stockholders shall be confidential, and the votes will not be revealed to any Hanesbrands employee or anyone else, other than to the non-employee tabulator of votes or an independent election inspector, except (1) as necessary to meet applicable legal requirements, or (2) in the event a proxy solicitation in opposition to the election of the Board of Directors is filed with the Securities and Exchange Commission. Broadridge will tabulate votes for the Annual Meeting and will provide an Inspector of Election for the Annual Meeting.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote FOR each of the director nominees and FOR ratification of the appointment of PricewaterhouseCoopers as Hanesbrands’ independent registered public accounting firm for our 2009 fiscal year.

CORPORATE GOVERNANCE INFORMATION

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines, which provide a framework for our corporate governance and cover topics including, but not limited to, composition of the Board of Directors and its committees, director qualifications and director responsibilities. The Governance and Nominating Committee is responsible for overseeing and reviewing the Corporate Governance Guidelines and reporting and recommending to the Board of Directors any changes to the Corporate Governance Guidelines.

Composition of the Board of Directors

Our directors are elected at the annual meeting of stockholders and will serve until our next annual meeting of stockholders. Our Board of Directors currently has ten members: Lee A. Chaden, Bobby J. Griffin, James C. Johnson, Jessica T. Mathews, J. Patrick Mulcahy, Ronald L. Nelson, Richard A. Noll, Alice M. Peterson, Andrew J. Schindler and Ann E. Ziegler. Seven of the ten members of our Board of Directors, Mr. Griffin, Mr. Johnson, Ms. Mathews, Mr. Mulcahy, Mr. Nelson, Ms. Peterson and Mr. Schindler, are independent under New York Stock Exchange listing standards and under our Corporate Governance Guidelines. Mr. Noll is our Chief Executive Officer, and the nine directors other than Mr. Noll are currently non-management directors. During 2008, Mr. Charles Coker, who resigned as a member of our Board effective in December 2008, served as the Presiding Director until July 22, 2008; at that time, the Board selected Mr. Mulcahy to serve as the Presiding Director. Mr. Mulcahy served as the Presiding Director for the remainder of 2008.

The Board has determined to decrease the size of the Board from ten to nine members effective on the date of the Annual Meeting and, therefore, only nine directors will be elected.

Our Corporate Governance Guidelines provide that the Governance and Nominating Committee will from time to time consider whether the positions of Chairman of the Board and Chief Executive Officer should be held by the same person or by different persons. During 2008, the Board of Directors, upon recommendation of the Governance and Nominating Committee, determined that Mr. Noll, our Chief Executive Officer, should be elected to also serve as Chairman of the Board effective January 1, 2009. We believe that by serving in these dual capacities, Mr. Noll will be well-situated to execute our business strategy and business plans to maximize stockholder value. Mr. Noll maintains primary management responsibility with respect to the day to day business operations of our company and is in the most effective position to chair regular meetings of the Board of Directors and to help ensure that key business issues and interests of all our company’s stakeholders (stockholders, employees, communities and customers) are communicated to the Board.

Our corporate governance structure ensures that independent directors will continue to effectively oversee our management and key issues related to strategy, risk and integrity. In addition, because of enhancements to corporate governance rules and regulations effected by the Sarbanes-Oxley Act of 2002 and the New York Stock Exchange listing requirements, we believe that independent directors play an important role. Only independent directors serve on our Audit Committee, Compensation Committee and Governance and Nominating Committee. Non-management and independent directors regularly hold executive sessions outside the presence of the Chief Executive Officer or any other employee of the company.

In connection with the decision to combine the positions of Chairman of the Board and Chief Executive Officer, the Board of Directors determined to replace the position of Presiding Director with the newly created position of Lead Director effective January 1, 2009. We believe that the designation of a Lead Director, together with the combination of the positions of Chairman of the Board and Chief Executive Officer, contributes to a more efficient and effective corporate governance structure. The Lead Director is chosen by the independent directors of the Board of Directors, after considering the recommendation of the Governance and Nominating Committee. Mr. Mulcahy is currently serving as the Lead Director. The Lead Director chairs all meetings of the non-management and/or independent directors in executive session, and also has other authority and responsibilities, including:

•	presiding at all meetings of the Board of Directors in the absence of, or upon the request of, the Chairman of the Board;

•	advising the Chairman of the Board and/or the Corporate Secretary regarding the agendas for meetings of the Board of Directors;

•	calling meetings of the non-management and/or independent directors, with appropriate notice;

•	advising the Governance and Nominating Committee and the Chairman of the Board on the membership of the various Board committees and the selection of committee chairs;

•	advising the Chairman of the Board on the retention of advisors and consultants who report directly to the Board of Directors;

•	advising the Chairman of the Board and Chief Executive Officer, as appropriate, on issues discussed at executive sessions of non-management and/or independent directors;

•	with the Chairman of the Compensation Committee, reviewing with the Chief Executive Officer the non-management directors’ annual evaluation of his performance;

•	serving as principal liaison between the non-management and/or independent directors, as a group, and the Chairman of the Board, as necessary; and

•	serving as principal liaison between the Board of Directors and the company’s stockholders, as appropriate, after consultation with the Chief Executive Officer.

Board Meetings and Committees

In 2008, our Board of Directors met seven times and also held regularly scheduled executive sessions without management, presided over by the Presiding Director. During 2008, our Audit Committee met nine times, our Compensation Committee met four times and our Governance and Nominating Committee met seven times. In 2008, each incumbent director attended 75% or more of the meetings of the Board and of each committee during the periods that each such director served on the Board or such committee. Our Corporate Governance Guidelines provide that, except in extenuating circumstances, each director will be expected to attend all meetings of the Board of Directors and of committees to which he or she is appointed, and all annual meetings of stockholders. All of the members of the Board then in office attended our 2008 annual meeting of stockholders.

Our Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Governance and Nominating Committee. Below is a list of committee memberships, which is followed by a description of each committee. The directors who are nominated for election as directors at the Annual Meeting will, if re-elected, retain the committee memberships described below immediately following the Annual Meeting, and the chairs of the committees will also remain the same.

Committee Membership
(as of February 20, 2009)

Governance and
	Audit	Compensation	Nominating
	Committee	Committee	Committee

Bobby J. Griffin	¡
James C. Johnson		¡	●
Jessica T. Mathews	¡
J. Patrick Mulcahy		¡	¡
Ronald L. Nelson	●
Alice M. Peterson	¡
Andrew J. Schindler		●	¡

¡	Member of the committee

●	Chair of the committee

Audit Committee

The Audit Committee currently is comprised of Mr. Griffin, Ms. Mathews, Mr. Nelson and Ms. Peterson; Mr. Nelson is its chair. Each of the members of our Audit Committee is financially literate, as required under applicable New York Stock Exchange listing standards and is independent under those listing standards. In addition, the Board of Directors has determined that each of Mr. Nelson and Ms. Peterson possesses the experience and qualifications required of an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission. No member of the Audit Committee serves on the audit committees of more than three public companies.

The Audit Committee is responsible for assisting the Board of Directors in fulfilling the oversight of:

•	the integrity of our financial statements, financial reporting process and systems of internal accounting and financial controls;

•	our compliance with legal and regulatory financial disclosure requirements;

•	the independent auditors’ qualifications and independence; and

•	the performance of our internal audit function and independent auditors.

The Audit Committee is also responsible for discussing policies with respect to risk assessment and risk management, including significant financial risk exposures and the steps our management has taken to monitor, control and report such exposures.

Under SEC rules and the Audit Committee’s charter, the Audit Committee must prepare a report that is to be included in our proxy statement relating to the annual meeting of stockholders or annual report filed on Form 10-K with the Securities and Exchange Commission. In addition, the Audit Committee must review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor and recommend, based on its review, that the Board of Directors include the annual financial statements in our annual report on Form 10-K.

Compensation Committee

The Compensation Committee currently is comprised of Mr. Johnson, Mr. Mulcahy and Mr. Schindler, with Mr. Schindler serving as its chair. The Compensation Committee is responsible for assisting the Board of Directors in discharging its responsibilities relating to the compensation of our executive officers and the Chief Executive Officer performance evaluation process, and for preparing a report on executive compensation that is to be included in our proxy statement relating to the annual meeting of stockholders.

The Compensation Committee is also responsible for:

•	reviewing and approving the total compensation philosophy covering our executive officers and other key executives and periodically reviewing an analysis of the competitiveness of our total compensation practices in relation to those of our peer group;

•	with respect to our executive officers, reviewing and approving the base salaries, salary ranges and the salary increase program pursuant to our executive salary administration program, the applicable standards of performance to be used in incentive compensation plans and the grant of equity incentives;

•	recommending changes in non-employee director compensation to the Board of Directors; and

•	reviewing proposed stock incentive plans, other long-term incentive plans, stock purchase plans and other similar plans, and all proposed changes to such plans.

Governance and Nominating Committee

The Governance and Nominating Committee currently is comprised of Mr. Johnson, Mr. Mulcahy and Mr. Schindler; Mr. Johnson is its chair. The Governance and Nominating Committee is responsible for:

•	identifying individuals qualified to serve on the Board of Directors, consistent with criteria approved by the Board of Directors, and recommending that the Board of Directors select a slate of director nominees for election by stockholders at the annual meeting of stockholders;

•	evaluating and recommending to the Board of Directors a set of corporate governance policies and principles to be applicable to Hanesbrands, and periodically re-evaluating such policies and guidelines for the purpose of suggesting amendments to them if appropriate;

•	reviewing conflicts of interest and related person transactions, waivers of our related persons transactions policy, and Board of Directors and committee independence; and

•	overseeing an annual evaluation of the Board of Directors and of itself.

Director Independence Determinations

In order to assist our Board of Directors in making the independence determinations required by the New York Stock Exchange listing standards, the Board of Directors has adopted categorical standards of independence. These standards, which are contained in our Corporate Governance Guidelines, are included as Appendix A to this Proxy Statement and are also available on our corporate Web site, www.hanesbrands.com, on the “Investors” page under the link “Corporate Governance.” Seven of the ten current members of our Board of Directors, Mr. Griffin, Mr. Johnson, Ms. Mathews, Mr. Mulcahy, Mr. Nelson, Ms. Peterson and Mr. Schindler, are, and Charles W. Coker and Harry A. Cockrell were, at the times they served on our Board during 2008, independent under New York Stock Exchange listing standards and under our Corporate Governance Guidelines. In determining director independence, the Board of Directors did not discuss, and was not aware of, any related person transactions, relationships or arrangements that existed with respect to any of these directors. Mr. Chaden and Ms. Ziegler do not currently satisfy the independence standards of the New York Stock Exchange or our Corporate Governance Guidelines due to their prior employment by Hanesbrands and Sara Lee Corporation (“Sara Lee”), respectively. Under the New York Stock Exchange listing standards and our Corporate Governance Guidelines, Ms. Ziegler’s prior employment with Sara Lee will no longer preclude her from being independent as of September 5, 2009, which is three years after date of our spin off from Sara Lee, and Mr. Chaden’s prior employment with Hanesbrands will no longer preclude him from being independent as of December 29, 2010, which is three years after the date on which his employment with Hanesbrands ended.

Our Audit Committee’s charter requires that the Audit Committee be composed of at least three members, all of whom must be independent under New York Stock Exchange listing standards and the rules of the Securities and Exchange Commission. Each of the members of our Audit Committee is an independent director under the New York Stock Exchange listing standards and meets the standards of independence applicable to audit committee members under applicable Securities and Exchange Commission rules.

Our Compensation Committee’s charter requires that all of the members of the Compensation Committee be independent under New York Stock Exchange listing standards, “non-employee directors” within the meaning of Securities and Exchange Commission Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”) and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) and the regulations thereunder. Each of the members of our Compensation Committee is an independent director under the New York Stock Exchange listing standards, a non-employee director within the meaning Rule 16b-3 under the Exchange Act and an outside director within the meaning of Section 162(m) of the Internal Revenue Code.

Our Governance and Nominating Committee’s charter requires that all of the members of the Governance and Nominating Committee be independent under New York Stock Exchange listing standards. Each of the members of our Governance and Nominating Committee is an independent director under the New York Stock Exchange listing standards.

Related Person Transactions

Our Board of Directors has adopted a written policy setting forth procedures to be followed in connection with the review, approval or ratification of “related person transactions.” For purposes of this policy, the phrase “related person transaction” refers to any financial transaction, arrangement or relationship in which Hanesbrands or any of its subsidiaries is a participant and in which any director, nominee for director, or executive officer, or any of their immediate family members, has a direct or indirect material interest.

Each director, director nominee and executive officer must promptly notify our Chief Executive Officer and our Corporate Secretary in writing of any material interest that such person or an immediate family member of such person had, has or will have in a related person transaction. The Governance and Nominating Committee is responsible for the review, approval or ratification of all related person transactions involving a director, director nominee or executive officer. At the discretion of the Governance and Nominating Committee, the consideration of a related person transaction may be delegated to the full Board of Directors, another standing committee, or to an ad hoc committee of the Board of Directors comprised of at least three members, none of whom has an interest in the transaction.

The Governance and Nominating Committee, or other governing body to which approval or ratification is delegated, may approve or ratify a transaction if it determines, in its business judgment, based on its review of the available information, that the transaction is fair and reasonable to us and consistent with our best interests. Factors to be taken into account in making a determination of fairness and reasonableness may include:

•	the business purpose of the transaction;

•	whether the transaction is entered into on an arm’s-length basis on terms fair to us; and

•	whether such a transaction would violate any provisions of our Global Business Standards.

If the Governance and Nominating Committee decides not to approve or ratify a transaction, the transaction may be referred to legal counsel for review and consultation regarding possible further action, including, but not limited to, termination of the transaction on a prospective basis, rescission of such transaction or modification of the transaction in a manner that would permit it to be ratified and approved by the Governance and Nominating Committee.

During 2008, there were no related person transactions, or series of similar transactions, involving us and our directors or executive officers.

Communication with the Board of Directors

Stockholders and other interested parties may send written communications directly to our Board of Directors or to specified individual directors, including our Lead Director or any of our non-management directors, by sending such communications to Hanesbrands Inc., 1000 East Hanes Mill Road, Winston-Salem, North Carolina 27105, Attention: Corporate Secretary. Such communications will be reviewed by our legal department and, depending on the content, will be:

•	forwarded to the addressees or distributed at the next scheduled Board meeting;

•	if they relate to financial or accounting matters, forwarded to the Audit Committee or distributed at the next scheduled Audit Committee meeting;

•	if they relate to executive officer compensation matters, forwarded to the Compensation Committee or discussed at the next scheduled Compensation Committee meeting;

•	if they relate to the recommendation of the nomination of an individual, forwarded to the Governance and Nominating Committee or discussed at the next scheduled Governance and Nominating Committee meeting; or

•	if they relate to the operations of Hanesbrands, forwarded to the appropriate officers of Hanesbrands, and the response or other handling of such communications reported to the Board of Directors at the next scheduled Board meeting.

Process for Nominating Potential Director Candidates

The Governance and Nominating Committee is responsible for screening potential director candidates and recommending qualified candidates to the full Board of Directors for nomination. The Governance and Nominating Committee will consider director candidates proposed by the Chief Executive Officer, by any director or by any stockholder. From time to time, the Governance and Nominating Committee also retains search firms to assist it in identifying and evaluating director nominees. In evaluating potential director candidates, the Governance and Nominating Committee seeks to present candidates to the Board of Directors who have distinguished records of leadership and success in their arena of activity and who will make substantial contributions to the Board of Directors. The Governance and Nominating Committee considers the qualifications listed in Hanesbrands’ Corporate Governance Guidelines, which include:

•	personal and professional ethics and integrity;

•	diversity among the existing Board members, including racial and ethnic background and gender;

•	specific business experience and competence, including whether the candidate has experience in, and possesses an understanding of, business issues applicable to the success of a large publicly-traded company and whether the candidate has served in policy-making roles in business, government, education or other areas that are relevant to Hanesbrands’ global activities;

•	financial acumen, including whether the candidate, through education or experience, has an understanding of financial matters and the preparation and analysis of financial statements;

•	professional and personal accomplishments, including involvement in civic and charitable activities;

•	educational background; and

•	whether the candidate has expressed a willingness to devote sufficient time to carrying out his or her duties and responsibilities effectively and is committed to service on the Board of Directors.

Mr. Nelson, who joined the Board of Directors in July 2008, was identified as a potential candidate by a third-party search firm retained by the Governance and Nominating Committee at Hanesbrands’ expense. Ms. Ziegler, who joined the Board of Directors in December 2008, was identified as a potential candidate by Mr. Chaden. The third-party search firm was provided guidance as to the particular skills, experience and other characteristics the Governance and Nominating Committee was seeking in potential candidates, and considered these characteristics both in identifying and screening potential candidates. The third party search firm prepared background materials on potential candidates, including both Mr. Nelson and Ms. Ziegler, and those materials were provided to the members of the Governance and Nominating Committee for their review. The third-party search firm interviewed those candidates the Governance and Nominating Committee determined merited further consideration, and assisted in arranging interviews of selected candidates with members of the Governance and Nominating Committee, other members of the Board of Directors, and certain of Hanesbrands’ executive officers. The third-party search firm also completed reference checks on all the candidates interviewed. This process culminated in the Governance and Nominating Committee recommending each of Mr. Nelson and Ms. Ziegler to the full Board of Directors for election. The Governance and Nominating Committee recommended to the Board that Mr. Nelson and Ms. Ziegler be nominated by the Board for election by stockholders at the 2009 Annual Meeting of Stockholders, along with seven other candidates who were elected by the stockholders at the 2008 Annual Meeting of Stockholders.

Any recommendation submitted by a stockholder to the Governance and Nominating Committee should include information relating to each of the qualifications outlined above concerning the potential candidate along with other information required by our Bylaws. The Governance and Nominating Committee applies the same standards in evaluating candidates submitted by stockholders as it does in evaluating candidates submitted by other sources. Suggestions regarding potential director candidates, together with the required information described above, should be submitted in writing to Hanesbrands Inc., 1000 East Hanes Mill Road, Winston-Salem, North Carolina 27105, Attention: Corporate Secretary. The Governance and Nominating Committee has not received any stockholder recommendations for director nominees for the Annual Meeting. Stockholders who want to nominate a director for consideration at next year’s annual meeting should refer to the procedures described in “Stockholder Proposals for Next Annual Meeting” on Page 48.

Code of Ethics

Our Global Business Standards, which serve as our code of ethics, apply to all directors and officers and other employees of our company and its subsidiaries. Any waiver of applicable requirements in the Global Business Standards that is granted to any of our directors, to our principal executive officer, to any of our senior financial officers (including our principal financial officer, principal accounting officer or controller) or to any other person who is an executive officer of Hanesbrands requires the approval of the Audit Committee. Any waiver of the Global Business Standards will be disclosed on our corporate Web site, www.hanesbrands.com, on the “Investors” page, or in a Current Report on Form 8-K.

Copies of Our Corporate Governance Documents

Copies of our corporate governance documents, including the written charters for the Audit Committee, Compensation Committee and Governance and Nominating Committee, as well as our Corporate Governance Guidelines, Global Business Standards and other corporate governance information are available on our corporate Web site, www.hanesbrands.com, on the “Investors” page under the link “Corporate Governance.” You may obtain printed copies of these documents by writing to Hanesbrands Inc., 1000 East Hanes Mill Road, Winston-Salem, North Carolina 27105, Attention: Corporate Secretary.

Audit Committee Matters

Audit Committee Report

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or “filed” or “incorporated by reference” in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), except to the extent that Hanesbrands specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

Each of the members of our Audit Committee, which was established in accordance with Section 3(a)(58) of the Exchange Act, meets the standards of independence applicable to audit committee members under applicable Securities and Exchange Commission rules and New York Stock Exchange listing standards. The Audit Committee assists the Board of Directors in oversight of the integrity of Hanesbrands’ financial statements, financial reporting process and systems of internal accounting and financial controls, Hanesbrands’ compliance with legal and regulatory financial disclosure requirements, the independent auditors’ qualifications and independence, and the performance of Hanesbrands’ internal audit function and independent auditors. The Audit Committee operates under a written charter, a copy of which is available on our corporate Web site, www.hanesbrands.com, on the “Investors” page under the link “Corporate Governance.”

Management is primarily responsible for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. PricewaterhouseCoopers, the Audit Committee-appointed independent registered public accounting firm for the fiscal year ended January 3, 2009, is responsible for expressing opinions on the conformity of Hanesbrands’ audited financial statements with accounting principles generally accepted in the United States of America. In addition, PricewaterhouseCoopers expresses its opinion on the effectiveness of Hanesbrands’ internal control over financial reporting.

In this context, the Audit Committee reviewed and discussed with management and PricewaterhouseCoopers the audited financial statements for the fiscal year ended January 3, 2009, management’s assessment of the effectiveness of Hanesbrands’ internal control over financial reporting and PricewaterhouseCoopers’ evaluation of Hanesbrands’ internal control over financial reporting. The Audit Committee met nine times (including telephone meetings) during the fiscal year ended January 3, 2009. The Audit Committee has discussed with PricewaterhouseCoopers the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), as modified or supplemented. In addition, the Audit Committee has discussed various matters with PricewaterhouseCoopers related to Hanesbrands’ financial statements, including critical accounting policies and practices used, alternative treatments for material items that have been discussed with management, and other material written communications between PricewaterhouseCoopers and management. The Audit Committee has also received written disclosures and the letter from PricewaterhouseCoopers required by Public Company Accounting Oversight Board Rule No. 3526 “Communications with Audit Committees Concerning Independence” and has discussed with PricewaterhouseCoopers its independence from Hanesbrands and its management. In addition, the Audit Committee has received written material addressing PricewaterhouseCoopers’ internal quality control procedures and other matters, as required by the New York Stock Exchange listing standards. The Audit Committee understands the need for PricewaterhouseCoopers to maintain objectivity and independence in its audit of our financial statements and internal control over financial reporting. The Audit Committee pre-approves all services, including both audit and non-audit services, provided by our independent registered public accounting firm.

Based on the considerations referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements for the fiscal year January 3, 2009 be included in our Annual Report on Form 10-K for 2008 and selected PricewaterhouseCoopers as our independent registered public accounting firm for the fiscal year ending January 2, 2010.

By the members of the
Audit Committee consisting of:

Ronald L. Nelson (Chair)
Bobby J. Griffin
Jessica T. Mathews
Alice M. Peterson

Auditor Fees and Services

The following table sets forth the fees billed to us by PricewaterhouseCoopers for services in the fiscal years ended January 3, 2009 and December 29, 2007:

	Fiscal Year Ended	Fiscal Year Ended
	January 3, 2009	December 29, 2007

Audit fees	$2,356,440	$2,611,939
Audit-related fees	30,000	81,636
Tax fees	232,000	135,616
All other fees	—	—

Total fees	$2,618,440	$2,829,191

In the above table, in accordance with applicable Securities and Exchange Commission rules, “Audit fees” include fees billed for professional services for the audit of our Consolidated Financial Statements included in our Annual Report on Form 10-K and review of our financial statements included in our Quarterly Reports on Form 10-Q, fees billed for services that are normally provided by the principal accountant in connection with statutory and regulatory filings or engagements, fees related to services rendered in connection with securities offerings and for the fiscal years ended January 3, 2009 and December 29, 2007, the audit of our internal control over financial reporting and consultations concerning financial accounting and reporting standards.

“Audit-related fees” are fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under the caption “Audit fees.” For the fiscal years ended January 3, 2009 and December 29, 2007, these fees primarily relate to social security audits and other spin off related consultations.

“Tax fees” for the fiscal years ended January 3, 2009 and December 29, 2007 include consultation, preparation and compliance services for domestic and certain foreign jurisdictions.

Pre-Approval of Audit Services

Our Audit Committee pre-approves all services, including both audit and non-audit services, provided by our independent registered public accounting firm. For audit services (including statutory audit engagements as required under local country laws), the independent registered public accounting firm provides the Audit Committee with an engagement letter outlining the scope of the audit services proposed to be performed during the year. The independent registered public accounting firm also submits an audit services fee proposal, which is approved by the Audit Committee before the audit commences. The Audit Committee may delegate the authority to pre-approve audit and non-audit engagements and the related fees and terms with the independent auditors to one or more designated members of the Audit Committee, as long as any decision made pursuant to such delegation is presented to the Audit Committee at its next regularly scheduled meeting. All audit and permissible non-audit services provided by PricewaterhouseCoopers to Hanesbrands since our spin off from Sara Lee were pre-approved by the Audit Committee.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

Proposal 1 — Election of Directors

Under our charter, each of our directors is elected to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualified. If a nominee is unavailable for election, proxy holders may vote for another nominee proposed by the Board of Directors or, as an alternative, the Board of Directors may reduce the number of directors to be elected at the Annual Meeting. Each nominee has agreed to serve on the Board of Directors if elected. Set forth below is information as of February 20, 2009, regarding the nominees for election, which has been confirmed by each of them for inclusion in this Proxy Statement.

No family relationship exists among any of our director nominees or executive officers. To the best of our knowledge, there are no pending material legal proceedings to which any of our directors or nominees for director, or any of their associates, is a party adverse to us or any of our affiliates, or has a material interest adverse to us or any of our affiliates. Additionally, to the best of our knowledge, there have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions that are material to the evaluation of the ability or integrity of any of our directors or nominees for director during the past five years.

Lee A. Chaden	Mr. Chaden, 66, has served as a member of our Board of Directors since our formation in September 2005. From December 2007 until December 2008, Mr. Chaden served as non-executive Chairman of the Board. From April 2006 until December 2007, Mr. Chaden served as our Executive Chairman. From May 2003 until the completion of the spin off in September 2006, he also served as an Executive Vice President of Sara Lee. From May 2004 until April 2006, Mr. Chaden served as Chief Executive Officer of Sara Lee Branded Apparel. He has also served at the Sara Lee corporate level as Executive Vice President — Global Marketing and Sales from May 2003 to May 2004 and Senior Vice President — Human Resources from 2001 to May 2003. Mr. Chaden joined Sara Lee in 1991 as President of the U.S. and Westfar divisions of Playtex Apparel, Inc., which Sara Lee acquired that year. While employed by Sara Lee, Mr. Chaden also served as President and Chief Executive Officer of Sara Lee Intimates, Vice President of Sara Lee Corporation, Senior Vice President of Sara Lee Corporation and Chief Executive Officer of Sara Lee Branded Apparel — Europe. Mr. Chaden currently serves on the Board of Directors of R.R. Donnelley & Sons Company and Carlson Companies, Inc.

Bobby J. Griffin	Mr. Griffin, 60, has served as a member of our Board of Directors since the completion of the spin off in September 2006. From March 2005 to March 2007, Mr. Griffin served as President, International Operations of Ryder System, Inc. Beginning in 1986, Mr. Griffin served in various other management positions with Ryder System, Inc., including as Executive Vice President, International Operations from 2003 to March 2005 and Executive Vice President, Global Supply Chain Operations from 2001 to 2003. Mr. Griffin also serves on the Board of Directors of United Rentals, Inc.

James C. Johnson	Mr. Johnson, 56, has served as a member of our Board of Directors since the completion of the spin off in September 2006. Mr. Johnson has served as Vice President and Assistant General Counsel of the Boeing Commercial Airplanes division of The Boeing Company since August 2007. From May 1998 until August 2007, Mr. Johnson served as Vice President, Corporate Secretary and Assistant General Counsel of The Boeing Company, and continued to serve as Corporate Secretary until December 2007. Prior to July 2004, Mr. Johnson served in various positions with The Boeing Company, including as Senior Vice President, Corporate Secretary and Assistant General Counsel from September 2002 until a management reorganization in July 2004. Mr. Johnson currently serves on the Board of Directors of Ameren Corporation.

Jessica T. Mathews	Ms. Mathews, 62, has served as a member of our Board of Directors since October 2006. She has been serving as president of the Carnegie Endowment for International Peace since 1997. She was a senior fellow at the Council on Foreign Relations from 1993 to 1997, and in 1993 also served in the United States Department of State as deputy to the Undersecretary of State for Global Affairs. From 1982 to 1993, she was founding vice president and director of research of the World Resources Institute, a center for policy research on environmental and natural-resource management issues. She served on the editorial board of the Washington Post from 1980 to 1982. From 1977 to 1979, Ms. Mathews was director of the Office of Global Issues of the National Security Council. Ms. Mathews is a member of the Council on Foreign Relations and the Trilateral Commission and serves as a trustee of numerous nonprofit organizations. Ms. Mathews also currently serves on the Board of Directors of SomaLogic, Inc.

J. Patrick Mulcahy	Mr. Mulcahy, 65, has served as a member of our Board of Directors since the completion of the spin off in September 2006. From January 2007 to the present, Mr. Mulcahy has served as Chairman of the Board of Energizer Holdings, Inc., and from January 2005 to January 2007, as its Vice Chairman. From 2000 to January 2005, Mr. Mulcahy served as Chief Executive Officer of Energizer Holdings, Inc. From 1967 to 2000, Mr. Mulcahy served in a number of management positions with Ralston Purina Company, including as Co-Chief Executive Officer from 1997 to 1999. In addition to serving on the Board of Directors of Energizer Holdings, Inc., Mr. Mulcahy also currently serves on the Board of Directors of Solutia Inc. and Ralcorp Holdings, Inc.

Ronald L. Nelson	Mr. Nelson, 56, has served as a member of our Board of Directors since July 2008. Mr. Nelson has been Chairman and Chief Executive Officer of Avis Budget Group, Inc. since August 2006. Avis Budget Group, Inc. is the legal successor to Cendant Corporation, which split into three separate public companies as of August 1, 2006. Prior to the split, Mr. Nelson was a director of Cendant Corporation from April 2003, Chief Financial Officer from May 2003 until August 2006 and President from October 2004 to August 2006. Mr. Nelson was also Chairman and Chief Executive Officer of Cendant Corporation’s Vehicle Rental business from January 2006 to August 2006. From December 2005 to April 2006, Mr. Nelson was interim Chief Executive Officer of Cendant Corporation’s former Travel Distribution Division. From April 2003 to May 2003, Mr. Nelson was Senior Executive Vice President, Finance. From November 1994 to March 2003, Mr. Nelson was Co-Chief Operating Officer of DreamWorks SKG. Prior thereto, he was Executive Vice President, Chief Financial Officer and a director at Paramount Communications, Inc., formerly Gulf + Western Industries, Inc. In addition to Avis Budget Group, Inc., Mr. Nelson is a director of Convergys Corporation.

Richard A. Noll	Mr. Noll, 51, has served as Chairman of the Board of Directors since January 2009, as our Chief Executive Officer since April 2006 and a director since our formation in September 2005. From December 2002 until the completion of the spin off in

September 2006, he also served as a Senior Vice President of Sara Lee. From July 2005 to April 2006, Mr. Noll served as President and Chief Operating Officer of Sara Lee Branded Apparel. Mr. Noll served as Chief Executive Officer of Sara Lee Bakery Group from July 2003 to July 2005 and as the Chief Operating Officer of the Sara Lee Bakery Group from July 2002 to July 2003. From July 2001 to July 2002, Mr. Noll was Chief Executive Officer of Sara Lee Legwear, Sara Lee Direct and Sara Lee Mexico. Mr. Noll joined Sara Lee in 1992 and held a number of management positions with increasing responsibilities while employed by Sara Lee.

Andrew J. Schindler	Mr. Schindler, 64, has served as a member of our Board of Directors since the completion of the spin off in September 2006. From 1974 to 2005, Mr. Schindler served in various management positions with R.J. Reynolds Tobacco Holdings, Inc., including Chairman of Reynolds American Inc. from December 2004 to December 2005 and Chairman and Chief Executive Officer from 1999 to 2004. Mr. Schindler currently serves on the Board of Directors of Krispy Kreme Doughnuts, Inc. and ConAgra Foods, Inc.

Ann E. Ziegler	Ms. Ziegler, 50, has served as a member of our Board of Directors since December 2008. She has served as Senior Vice President and Chief Financial Officer and a member of the executive committee of CDW Corporation, a leading provider of technology products and services for business, government and education, since May 2008. From April 2005 until April 2008, Ms. Ziegler served as Senior Vice President, Administration and Chief Financial Officer of Sara Lee Food and Beverage. From April 2003 until April 2005, she was Chief Financial Officer of Sara Lee Bakery Group. From November 2000 until April 2003, she was Senior Vice President, Corporate Development of Sara Lee. Ms. Ziegler is also a director of Unitrin, Inc.

Our Board of Directors unanimously recommends a vote FOR election of these nominees.

Proposal 2 — Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed PricewaterhouseCoopers as our independent registered public accounting firm for our 2009 fiscal year. While not required by law, the Board of Directors is asking the stockholders to ratify the selection of PricewaterhouseCoopers as a matter of good corporate practice. Representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting, will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

If the appointment of PricewaterhouseCoopers as our independent registered public accounting firm for our 2009 fiscal year is not ratified by the stockholders, the adverse vote will be considered a direction to the Audit Committee to consider another independent registered public accounting firm for next year. However, because of the difficulty in making any substitution of independent registered public accounting firm so long after the beginning of the current year, the appointment for our 2009 fiscal year will stand, unless the Audit Committee finds other good reason for making a change.

PricewaterhouseCoopers was first appointed as our independent registered public accounting firm for our fiscal year ended July 1, 2006. For additional information regarding our relationship with PricewaterhouseCoopers, please refer to the Audit Committee Report on page 11 and the Auditor Fees and Services disclosure on page 12.

Our Board of Directors unanimously recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers as our independent registered public accounting firm for our 2009 fiscal year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information, as of March 3, 2009 regarding beneficial ownership by (1) each person who is known by us to beneficially own more than 5% of our common stock, (2) each director, director nominee and executive officer and (3) all of our directors, director nominees and executive officers as a group. The address of each director and executive officer shown in the table below is c/o Hanesbrands Inc., 1000 East Hanes Mill Road, Winston-Salem, North Carolina 27105. On March 3, 2009 there were 94,693,130 shares of our common stock outstanding.

	Beneficial
	Ownership of Our
Name and Address of Beneficial Owner	Common Stock(1)	Percentage of Class

FMR LLC (2)	9,099,137	9.6%
Shapiro Capital Management LLC (3)	6,014,910	6.4
Capital Group International, Inc. (4)	6,002,030	6.3
Richard A. Noll (5)	1,123,827	1.2
E. Lee Wyatt Jr. (5)	295,928	*
Gerald W. Evans Jr. (5)(6)	269,319	*
Lee A. Chaden	206,289	*
Kevin W. Oliver (5)	143,601	*
William J. Nictakis	101,595	*
Joia M. Johnson	79,443	*
Bobby J. Griffin	22,476	*
Ronald L. Nelson	15,000	*
J. Patrick Mulcahy	10,000	*
Ann E. Ziegler (7)	7,288	*
Jessica T. Mathews	5,382	*
James C. Johnson	4,382	*
Alice M. Peterson	—	*
Andrew J. Schindler	—	*
All directors, director nominees and executive officers as a group (15 persons)	2,284,530	2.4%

*	Less than 1%.

(1)	Beneficial ownership is determined under the rules and regulations of the Securities and Exchange Commission, which provide that a person is deemed to beneficially own all shares of common stock that such person has the right to acquire within 60 days. Although shares that a person has the right to acquire within 60 days are counted for the purposes of determining that individual’s beneficial ownership, such shares generally are not deemed to be outstanding for the purpose of computing the beneficial ownership of any other person. Share numbers in this column include shares of common stock subject to options exercisable within 60 days of March 3, 2009 as follows:

Number of
Name	Options

Richard A. Noll	947,432
E. Lee Wyatt Jr.	201,149
Gerald W. Evans Jr.	235,860
Lee A. Chaden	178,553
Kevin W. Oliver	120,182
William J. Nictakis	74,346
Joia M. Johnson	65,874
Bobby J. Griffin	22,476
All directors, director nominees and executive officers as a group	1,845,872

No restricted stock units held by any director or executive officer will vest within 60 days of March 3, 2009.

(2)	Information in this table and footnote regarding this beneficial owner is based on the Schedule 13G filed by FMR LLC (“FMR”) with the Securities and Exchange Commission on February 17, 2009. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR, is the beneficial owner of 9,097,500 shares of our common stock as a result of acting as investment adviser to various investment companies. FMR’s beneficial ownership includes 1,637 shares of our common stock beneficially owned through Strategic Advisers, Inc., a wholly-owned subsidiary of FMR and an investment advisor. FMR’s address is 82 Devonshire Street, Boston, Massachusetts 02109.

(3)	Information in this table and footnote regarding this beneficial owner is based on the Schedule 13G jointly filed by Shapiro Capital Management LLC (“SCM”) and Samuel R. Shapiro (“Shapiro”) with the Securities and Exchange Commission on February 3, 2009. SCM is an investment adviser that has the authority to direct the investments of its advisory clients and to authorize the disposition of our common stock. Shapiro reports that he is the chairman, a director and majority shareholder of SCM, in which capacity he exercises dispositive power over the shares of our common stock reflected in this table. Shapiro may be deemed to have indirect beneficial ownership over such shares, but disclaims beneficial ownership of such shares for his own account. SCM and Shapiro’s address is 3060 Peachtree Road, Suite 1555 N.W., Atlanta, Georgia 30305.

(4)	Information in this table and footnote regarding this beneficial owner is based on Amendment No. 4 filed February 12, 2009 to the Schedule 13G jointly filed by Capital Group International, Inc. (“CGI”) and Capital Guardian Trust Company (“CGT”) with the Securities and Exchange Commission. By virtue of Rule 13d-3 under the Exchange Act, CGI may be deemed to beneficially own 6,002,030 shares of our common stock. CGT is deemed to be the beneficial owner of 5,192,790 shares of our common stock as a result of its serving as the investment manager of various institutional accounts. CGI’s and CGT’s address is 11100 Santa Monica Blvd., Los Angeles, California 90025.

(5)	Includes ownership through interests in the 401(k) Plan.

(6)	Mr. Evans owns one share of common stock of one of our subsidiaries, HBI Manufacturing (Thailand) Ltd., which represents less than one percent of the outstanding equity interests in that entity.

(7)	Includes 1,900 shares of common stock held by a trust of which Ms. Ziegler is the sole trustee and sole beneficiary and 350 shares held by a minor child. The assets of this trust, including the shares of our common stock, are pledged to secure a loan incurred by the trust.

DIRECTOR COMPENSATION

Annual Compensation

In 2008, we compensated each non-employee director for service on our Board of Directors as follows:

•	an annual cash retainer of $70,000, paid in quarterly installments;

•	an additional annual cash retainer of $15,000 for the chair of the Audit Committee (currently, Mr. Nelson), $10,000 for the chair of the Compensation Committee (currently, Mr. Schindler) and $10,000 for the chair of the Governance and Nominating Committee (currently, Mr. Johnson);

•	an additional annual cash retainer of $5,000 for each member of the Audit Committee other than the chair (currently, Mr. Griffin, Ms. Mathews and Ms. Peterson);

•	an annual grant of $110,000 in restricted stock units; and

•	reimbursement of customary expenses for attending Board, committee and stockholder meetings.

The Chairman of the Board of Directors during 2008 (Mr. Chaden) received an additional cash retainer of $320,000 in 2008. Directors who are also our employees receive no additional compensation for serving as a director.

During 2008, after consultation with its compensation consultant, Frederic W. Cook & Co., the Compensation Committee determined to make decisions regarding 2009 compensation for non-employee directors at its meeting in December 2008, so that such decisions could be made prior to the January 1, 2009 effective date for any changes in compensation rather than retroactively, and to approve equity grants simultaneously with those decisions. Regarding 2008 compensation, the Compensation Committee made decisions and approved equity grants at its meeting in January 2008. Therefore, two restricted stock unit grants were made to non-employee directors during calendar year 2008. Both of these grants are reflected in the table below.

The following table summarizes the compensation paid to our non-employee directors for the fiscal year ended January 3, 2009.

Director Compensation — 2008

								Change in
								Pension Value
								and Nonqualified
	Fees Earned		Stock		Option		Non-Equity	Deferred
	or Paid		Awards		Awards		Incentive Plan	Compensation	All Other
Name	in Cash ($)(1)		($)(2)(3)		($)(2)(4)		Compensation ($)	Earnings ($)(5)	Compensation ($)	Total ($)

Lee A. Chaden	390,000		107,906		4,795	(6)	—	—	—	502,701
Alice M. Peterson	85,000		117,797		—		—	—	—	202,797
James C. Johnson	80,000		117,797		—		—	—	—	197,797
Bobby J. Griffin	—	(7)	117,797		76,248	(7)	—	—	—	194,045
Jessica T. Mathews	75,000		117,797		—		—	—	—	192,797
Andrew J. Schindler	74,167	(8)	117,797		—		—	—	—	191,964
J. Patrick Mulcahy	72,917	(9)	117,797		—		—	—	—	190,714
Charles W. Coker (10)	75,833	(11)	110,692	(12)	—		—	—	—	186,525
Ronald L. Nelson (13)	37,500	(14)	31,038	(15)	—		—	—	—	68,538
Harry A. Cockrell (16)	23,333	(17)	37,375	(18)	—		—	—	—	60,708
Ann E. Ziegler (19)	5,833	(20)	7,534	(21)	—		—	—	—	13,367

(1)	Amounts shown include deferrals to the Hanesbrands Inc. Non-Employee Director Deferred Compensation Plan, or the “Director Deferred Compensation Plan.”

(2)	The dollar values shown reflect the compensation cost of the awards, before reflecting estimates of forfeitures, over the requisite service period, as described in Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” or “FAS 123(R).” The assumptions we used in valuing these awards are described in Note 4, “Stock-Based Compensation,” to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended January 3, 2009.

(3)	The restricted stock units granted to non-employee directors in 2008 vest on the one-year anniversary of the grant date and are payable immediately upon vesting in shares of our common stock on a one-for-one basis. The grant date fair value of the restricted stock units approved on January 29, 2008 and granted on February 4, 2008 to the non-employee directors serving on that date (Mr. Chaden, Ms. Peterson, Mr. Johnson, Mr. Griffin, Ms. Mathews, Mr. Schindler, Mr. Mulcahy, Mr. Coker and Mr. Cockrell) was $109,988. The grant date fair value of the restricted stock units approved on July 22, 2008 and granted on July 31, 2008 to Mr. Nelson was $54,994. The grant date fair value of the restricted stock units approved and granted on December 9, 2008 to the non-employee directors serving on that date (Mr. Chaden, Ms. Peterson, Mr. Johnson, Mr. Griffin, Ms. Mathews, Mr. Schindler, Mr. Mulcahy, Mr. Nelson and Ms. Ziegler) was $109,999. The aggregate number of restricted stock units held by each non-employee director as of January 3, 2009 was as follows: 65,504 held by Mr. Chaden (of which 53,419 were received by Mr. Chaden while he was serving as our Executive Chairman prior to the fiscal year ended January 3, 2009); 12,085 held by each of Mr. Griffin, Mr. Johnson, Ms. Matthews, Mr. Mulcahy, Ms. Peterson and Mr. Schindler; 10,268 held by Mr. Nelson; and 7,703 held by Ms. Ziegler. Mr. Cockrell and Mr. Coker, who were no longer serving as members of our Board of Directors as of January 3, 2009, did not hold any restricted stock units as of that date.

(4)	As of January 3, 2009, Mr. Chaden held (i) stock options to purchase 100,488 shares of common stock at an exercise price of $22.37 per share, which vest 33%, 33% and 34% on the first anniversary, the second anniversary and the third anniversary, respectively, of the September 26, 2006 date of grant, (ii) stock options to purchase 67,751 shares of common stock at an exercise price of $22.37 per share, which vest 33%, 33% and 34% on the first anniversary, the second anniversary and the third anniversary, respectively, of the September 26, 2006 date of grant, (iii) stock options to purchase 95,690 shares of common stock at an exercise price of $25.10 per share, which vest 33%, 34% and 33% on the first anniversary, the second anniversary and the third anniversary, respectively, of the February 5, 2007 date of grant (all of the foregoing options were granted to Mr. Chaden while he was serving as our Executive Chairman prior to the fiscal year ended January 3, 2009) and (iv) stock options to purchase 13,619 shares of common stock at an exercise price of $14.28 per share, which vest in four equal installments on March 9, 2009, June 9, 2009, September 9, 2009 and December 9, 2009. As of January 3, 2009, Mr. Griffin held (i) stock options to purchase 10,684 shares of common stock at an exercise price of $25.10 per share, which are fully vested and expire on February 5, 2014, and (ii) stock options to purchase 11,792 shares of common stock at an exercise price of $25.10 per share, which are fully vested and expire on February 4, 2015. No other non-employee director holds stock options.

(5)	Our non-employee directors may defer receipt of their entire annual retainer and any additional cash retainers into the Director Deferred Compensation Plan. In addition, our directors may defer receipt of equity awards at vesting into the Director Deferred Compensation Plan. The Director Deferred Compensation Plan does not provide for “above-market” or preferential earnings as defined in applicable Securities and Exchange Commission rules.

(6)	In lieu of receiving his annual cash retainer for 2009 of $70,000, Mr. Chaden elected to receive options to purchase Hanesbrands common stock with an aggregate value on the grant date, determined based on a Black-Scholes option-pricing model, equal to $70,002. The options vest in four equal installments on March 9, 2009, June 9, 2009, September 9, 2009 and December 9, 2009. These options were granted on December 9, 2008, together with the 2009 restricted stock unit grants for non-employee directors.

(7)	In lieu of receiving $75,000, representing his annual cash retainer for 2008 and his additional cash retainer for serving on the Audit Committee for 2008, Mr. Griffin elected to receive options to purchase Hanesbrands common stock with an aggregate value on the grant date, determined based on a Black-Scholes option-pricing model, equal to $74,997. The options vested in four equal installments on May 4, 2008, August 4, 2008, November 4, 2008 and February 4, 2009.

(8)	Mr. Schindler became chair of the Compensation Committee on July 22, 2008, and received $4,167 of the additional annual cash retainer of $10,000 for serving as chair from that date.

(9)	Mr. Mulcahy served as a member of the Audit Committee until July 21, 2008, and received $2,917 of the additional annual cash retainer of $5,000 for serving through that date.

(10)	Mr. Coker ceased serving as a member of our Board of Directors on December 8, 2008.

(11)	Mr. Coker received his entire annual cash retainer of $70,000 for serving as a member of our Board of Directors through December 8, 2008. Mr. Coker served as the chair of the Compensation Committee until July 22, 2008, and received $5,833 of the additional annual cash retainer of $10,000 for serving through that date.

(12)	Mr. Coker forfeited 366 of the 4,382 restricted stock units granted in February 2008 because he ceased serving as a member of our Board of Directors on December 8, 2008.

(13)	Mr. Nelson joined our Board of Directors on July 21, 2008.

(14)	Mr. Nelson received $35,000 of his annual cash retainer of $70,000 for serving as a member of our Board of Directors from July 21, 2008, and $2,500 of the additional annual cash retainer of $5,000 for serving as a member of the Audit Committee from that date.

(15)	Mr. Nelson received $55,000 of his $110,000 restricted stock unit grant for 2008 for serving as a member of our Board of Directors from July 21, 2008.

(16)	Mr. Cockrell ceased serving as a member of our Board of Directors on April 22, 2008.

(17)	Mr. Cockrell received $23,333 of his annual cash retainer of $70,000 for serving as a member of our Board of Directors through April 22, 2008.

(18)	Mr. Cockrell forfeited 3,287 of the 4,382 restricted stock units granted in February 2008 because he ceased serving as a member of our Board of Directors on April 22, 2008.

(19)	Ms. Ziegler joined our Board of Directors on December 8, 2008.

(20)	Ms. Ziegler received $5,833 of her annual cash retainer of $70,000 for serving as a member of our Board of Directors from December 8, 2008.

(21)	Ms. Ziegler received no equity grant for 2008 because she did not begin serving as a member of our Board of Directors until December 8, 2008. The amount shown represents the compensation cost of her 2009 restricted stock unit grant made in December 2008.

In January 2008, after reviewing information about the compensation paid to non-employee directors at the Benchmark Companies (this term is defined below), the Compensation Committee determined to increase the amount of the annual equity retainer from $95,000 to $110,000 and to increase the annual retainers paid to the chair of the Audit Committee from $10,000 to $15,000 and to the chairs of the Compensation Committee and the Governance and Nominating Committee from $5,000 to $10,000. After a similar review conducted in December 2008, the Compensation Committee determined not to make any changes to compensation for non-employee directors for 2009, other than to provide for an additional annual cash retainer of $20,000 to be paid to our Lead Director (currently Mr. Mulcahy), a position newly created for 2009. We expect that the Compensation Committee will conduct a similar review each year and may alter director compensation following any such review. Mr. Noll, who is also our Chief Executive Officer, became Chairman of the Board of Directors on January 1, 2009. As an employee of Hanesbrands, Mr. Noll receives no additional compensation for serving as a member of our Board of Directors or as its Chairman.

Director Deferred Compensation Plan

Under the Director Deferred Compensation Plan, a nonqualified, unfunded deferred compensation plan, our non-employee directors may defer receipt of all (but not less than all) of their annual retainer and any additional cash retainers. At the election of the director, amounts deferred under the Director Deferred Compensation Plan will (i) earn a return equivalent to the return on an investment in an interest-bearing account earning interest based on the Federal Reserve’s published rate for five-year constant maturity Treasury notes at the beginning of the calendar year, which was 3.28% for 2008 and will be 1.72% for 2009, or (ii) be deemed to be invested in a stock equivalent account and earn a return based on our stock price. Receipt of awards of restricted stock or restricted stock units to non-employee directors may also be deferred under the Director Deferred Compensation Plan. Amounts deferred, plus any dividend equivalents or interest, will be paid in cash or in shares of our common stock, as applicable, with any shares of common stock being issued from the Hanesbrands Inc. Omnibus Incentive Plan of 2006 (the “Omnibus Incentive Plan”). The amount payable to participants will be payable either on the withdrawal date elected by the participant or upon the occurrence of certain events as provided under the Director Deferred Compensation Plan. A participant may designate one or more beneficiaries to receive any portion of the obligations payable in the event of death; however, neither participants nor their beneficiaries may transfer any right or interest in the Director Deferred Compensation Plan.

Director Share Ownership and Retention Guidelines

We believe that our directors who are not employees of Hanesbrands should have significant ownership stakes in Hanesbrands. Our non-employee directors receive a substantial portion of their compensation in the form of restricted stock units and also may elect to receive their entire annual cash retainer and additional cash retainers in the form of options to purchase our common stock or to defer receipt of such amounts under the Director Deferred Compensation Plan and have such deferred amounts deemed invested in a stock equivalent account. To promote such equity ownership and further align the interests of these directors with our stockholders, we have adopted share retention and ownership guidelines for these directors. A non-employee director may not dispose of any shares of our common stock until such director holds shares of common stock with a value equal to at least five times the current annual equity retainer, and may then only dispose of shares in excess of those with that value. In addition to shares directly held by a non-employee director, shares held for such director in the Director Deferred Compensation Plan (including hypothetical share equivalents held in that plan) will be counted for purposes of determining whether the ownership requirements are met.

Under our insider trading policy, directors and executive officers are required to clear in advance all transactions in Hanesbrands securities with Hanesbrands’ legal department. Further, no director, executive officer or other employee of Hanesbrands is permitted to engage in “short sales” or “sales against the box” or trade in puts, calls or other options on our securities. These provisions are part of our overall program to prevent any Hanesbrands directors, officers or employees from trading on inside information.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis provides information about our compensation objectives and policies for our principal executive officer, our principal financial officer and our three other most highly compensated executive officers (we refer to these officers as our “named executive officers”), who for the fiscal year ended January 3, 2009 are Richard A. Noll, our Chief Executive Officer, E. Lee Wyatt Jr., our Executive Vice President, Chief Financial Officer, William J. Nictakis, our President, Chief Commercial Officer, Gerald W. Evans Jr., our President, International Business and Global Supply Chain who, until February 11, 2009, was our President, Global Supply Chain and Asia Business Development, and Kevin W. Oliver, our Executive Vice President, Human Resources. It also contains analysis about how and why significant compensation decisions were made, and places in context the information contained in the tables that follow this discussion. This section is organized as follows:

•	Introduction. This section provides a brief introduction to our Compensation Committee and our compensation consultant and information about the participation of our executives in establishing compensation.

•	Objectives of Our Compensation Programs. In this section, we describe our compensation philosophy, our benchmarking activities and information about our compensation policies.

•	Elements of Compensation and Analysis of Compensation Decisions. This section includes a description of the types of compensation payable to our named executive officers both while they are employed by our company and on a post-employment basis, why we have chosen to pay each of these types of compensation and how we determine the specific amounts of compensation payable to our executive officers, including our named executive officers.

•	Share Ownership and Retention Guidelines. This section includes a description of the share ownership and retention guidelines applicable to our named executive officers.

•	Impact of Certain Regulatory Requirements. This section discusses the impact of Section 162(m) of the Internal Revenue Code and other regulatory requirements that impact decisions regarding compensation for our named executive officers.

Introduction

The Compensation Committee is a standing committee of our Board of Directors. It is composed solely of independent directors who have no employment or business connection with Hanesbrands. The Compensation Committee is responsible to our Board of Directors, and to our stockholders, for developing and administering our compensation program for our Chief Executive Officer and other executives. The Compensation Committee has the authority to retain an independent executive compensation consultant to assist in the evaluation of compensation for our executive officers, including our named executive officers, and to help ensure the objectivity and appropriateness of the actions of the Compensation Committee. The Compensation Committee has the sole authority to retain, at our expense, and terminate any such consultant, including the sole authority to approve such consultant’s fees and other terms of engagement. Frederic W. Cook & Co., or the Cook firm, serves as the Compensation Committee’s executive compensation consultant. The Cook firm assists in the development of compensation programs for our executive officers and our non-employee directors by providing information about compensation by the Benchmark Companies (this term is defined below), relevant market trend data, information on current issues in the regulatory environment, recommendations for program design and best practices, and corporate governance guidance. The Cook firm does not provide any other services to Hanesbrands, and this independence was an important factor in the Compensation Committee’s selection of the Cook firm. The Compensation Committee selected the Cook firm as its compensation consultant during 2007, after conducting a rigorous search and examining multiple firms; the Cook firm had been serving as its executive compensation consultant prior to such search.

At the direction of the Compensation Committee, our management has worked with the Cook firm to develop information about the compensation of our executive officers. Our Chief Executive Officer uses this information to make recommendations to the Compensation Committee regarding compensation of our executive officers, other than the Chief Executive Officer, and the Cook firm provides guidance to the Compensation Committee about those recommendations. The Cook firm makes independent recommendations to the Compensation Committee regarding the compensation of our Chief Executive Officer without the foreknowledge of management. The Compensation Committee uses this information and considers these recommendations in making decisions about executive compensation for all of our executive officers. All decisions regarding compensation of executive officers, including our named executive officers, are made solely by the Compensation Committee. Members of management and a representative of the Cook firm participated in meetings of the Compensation Committee during 2008. The Compensation Committee meets in executive session at each of its meetings, and each executive session includes some time when no persons other than the members of the Compensation Committee are present. Members of management and representatives of the Cook firm may be asked to attend portions of an executive session where the Compensation Committee wishes such persons to provide information to the Compensation Committee or where such attendance will otherwise be helpful to the Compensation Committee.

Objectives of Our Compensation Programs

We are committed to providing market competitive total compensation packages to attract and motivate talented employees. We believe in pay for performance, and we link total compensation to performance throughout our organization to create the appropriate level of incentives and risks. We actively manage our compensation structures and levels to adapt to changes in the marketplace and the continuing evolution of our company. We also seek to align the interests of our executives, including our named executive officers, with our stockholders. The Compensation Committee reviewed our compensation philosophy during 2008 and did not make any changes to our overall philosophy.

The goal of our compensation programs is to create a sustainable competitive advantage by achieving higher productivity and lower costs than our competitors. Our compensation objectives at all compensation levels, including for our named executive officers, support this goal by:

•	strategically choosing favorable locations and labor markets;

•	linking total compensation to performance to create incentives to perform;

•	ensuring compensation levels and components are actively managed according to the supply and demand of relevant markets; and

•	using equity compensation to align employees’ long-term interests with those of our stockholders.

To accomplish these goals, we use the following operating principles:

•	adherence to the highest legal and ethical standards;

•	simplicity in design, structure and process;

•	transparency and clarity in communicating our compensation programs; and

•	flexibility in design, process and approach.

Developing Competitive Compensation Packages

As noted above, one objective of our compensation program is to attract and motivate highly qualified and talented employees through compensation packages that are appropriately competitive with compensation packages offered by other companies in the apparel and consumer products industries. To determine what constitutes a “competitive” compensation package for named executive officers, the Compensation Committee generally considers total compensation, comprised of base salary, annual incentive compensation (which we refer to as the annual bonus) and long-term equity compensation, as well as the allocation among those elements of compensation, at benchmarks determined by market rates of compensation paid by selected comparable companies. For these purposes, the Compensation Committee determines “market” rates by considering compensation paid by two groups of companies: Peer Benchmark Companies and Validation Benchmark Companies, which we refer to collectively as the “Benchmark Companies.” During 2008, the Compensation Committee reviewed the companies comprising the Peer Benchmark Companies and the Validation Benchmark Companies and did not make any changes, except that Kellwood Company was removed as a Peer Benchmark Company after it ceased being a publicly traded company in February 2008. The Benchmark Companies were identified and selected with the assistance of the Cook firm. Hanesbrands’ annual revenue is similar to the median revenue of the Benchmark Companies.

Peer Benchmark Companies.  Our primary peer benchmark companies, which we refer to collectively as the “Peer Benchmark Companies,” were selected due to their similarity to us primarily in terms of industry and to a lesser extent revenue size. Our Peer Benchmark Companies are V.F. Corporation., Jones Apparel Group, Inc., Liz Claiborne, Inc., Quiksilver, Inc., Phillips-Van Heusen Corporation, The Warnaco Group, Inc. and Carter’s, Inc.

Validation Benchmark Companies.  Twelve additional companies were selected for purposes of validation because of the relatively small number of Peer Benchmark Companies. These companies, which we refer to collectively as the “Validation Benchmark Companies,” are companies with revenue sizes similar to ours from the consumer durables and apparel, food and beverage and household and personal product groups. The Validation Benchmark Companies are Fortune Brands, Inc., The Black & Decker Corporation, Newell Rubbermaid Inc., Brunswick Corporation, Hormel Foods Corporation, Mattel, Inc., The Hershey Company, The Clorox Company, Jarden Corporation, The Stanley Works, Hasbro, Inc. and Del Monte Foods Company.

As one illustration of our use of benchmarking, we consider compensation information from the Benchmark Companies to set target total compensation for our named executive officers. We consider total compensation paid at the median level by the Benchmark Companies, as well as total compensation paid at the 25th and 75th quartile levels, with a goal of targeting total compensation opportunities for our named executive officers at levels that are reasonable in comparison to this range based upon the relative experience and scope of responsibilities of the named executive officers, the marketability of their experience and how critical their position is to our efforts to execute our consolidation and globalization strategy. While our preference is that total compensation opportunities for all of our executives, including our named executive officers, be near the median total compensation opportunities for similar officers at the Benchmark Companies, consideration of the foregoing factors in some circumstances requires us to set total compensation opportunities that are closer to the 75th percentile level. When we evaluate benchmark information on this basis, we refer to it as applying our “executive compensation benchmarking criteria.”

Once we have set total compensation in this manner, we consider the allocation of compensation among the various compensation elements by the Benchmark Companies in allocating the total compensation opportunities of our named executive officers among the elements of compensation that we offer. We also consider relative experience and scope of responsibilities of the named executive officers, the marketability of their experience and how critical their position is to our efforts to execute our consolidation and globalization strategy. After considering these other factors, we confirm that the result is reasonable by applying the executive compensation benchmarking criteria.

Linking Total Compensation to Performance

Our compensation program seeks to link the total compensation we pay to our named executive officers to our company’s performance as reflected by its annual operating performance and stockholder value. We believe that the performance of individual officers is best viewed through the impact of their performance on our company’s performance as reflected by achievement of annual operating goals that are considered to be drivers of long-term stockholder value. As a result, our compensation programs focus on the performance of our company, rather than individual performance. We pursue our goal of linking total compensation to performance through both the equity-based compensation and non-equity based elements of total compensation. Our executives with the most senior leadership positions within our organization have the greatest ability to influence our company’s performance. As discussed below in “Elements of Compensation and Analysis of Compensation Decisions,” both the long-term incentive awards as a percentage of total compensation and the bonus opportunity as a percentage of total compensation of these executives are greater than that of our other employees. Because both the value of equity compensation and bonus opportunities are tied to the performance of our company as reflected by its annual operating performance and stockholder value, the total compensation of our named executive officers has the potential to increase or decrease based on our performance and that of our common stock.

Aligning the Interests of our Named Executive Officers with Stockholders

Our compensation program also seeks to align the interests of our executives, including our named executive officers, with those of our stockholders. The long-term equity compensation element of our compensation package serves this purpose. A greater portion of the total compensation opportunity for our named executive officers is comprised of long-term equity compensation as compared to our other employees. See “Elements of Compensation and Analysis of Compensation Decisions” below for a comparison of the portion of the compensation paid to our named executive officers that consists of long-term equity compensation. We grant named executive officers a mix of stock options and restricted stock units that vest over time, the value of which depends on the performance of our common stock over time.

Recoupment.  To further align the interests of employees with the interests of our stockholders and strengthen the link between total compensation and our company’s performance, under the Omnibus Incentive Plan the Compensation Committee may make retroactive adjustments to, and employees, including named executive officers, would be required to reimburse us for, any cash or equity-based incentive compensation paid to employees where such compensation was predicated upon achieving certain financial results that were substantially the subject of a restatement, if as a result of the restatement it is determined that the employees otherwise would not have been paid such compensation, regardless of whether or not the restatement resulted from the employees’ misconduct. While the foregoing decision is made in the discretion of the Compensation Committee, the Omnibus Incentive Plan provides that Hanesbrands shall, to the extent permitted by governing law, require reimbursement of any cash or equity based incentive compensation paid to any named executive officer where: (i) the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a substantial restatement, and (ii) in the view of the Compensation Committee the named executive officer engaged in fraud or misconduct that caused or partially caused the need for the substantial restatement.

In addition to the equity incentive compensation element of our compensation package, the Hanesbrands Inc. Annual Incentive Plan (the “AIP”), our annual incentive program, provides for payouts tied to the achievement of key annual financial and operating metrics that are considered to be key measures of the success of our business strategy. Payments made pursuant to the AIP are also subject to recoupment in the same circumstances as described above for the Omnibus Incentive Plan.

Elements of Compensation and Analysis of Compensation Decisions

Determination of Total Compensation and Allocation of Compensation Elements

As discussed above, in setting total compensation opportunities for our named executive officers, we apply the executive compensation benchmarking criteria, and also consider the relative experience and scope of responsibilities of the named executive officers, the marketability of their experience and how critical their position is to our efforts to execute our consolidation and globalization strategy. This process results in total compensation opportunities at different levels among the named executive officers.

Once we have set total compensation opportunities in this manner, we consider the allocation of compensation among the various compensation elements by the Benchmark Companies in allocating the total compensation opportunities of our named executive officers among the elements of compensation that we offer. We consider the factors used in determining total compensation in allocating compensation opportunities among the elements of compensation. After considering these factors, we confirm that the result is reasonable by applying the executive compensation benchmarking criteria. After reviewing information about the allocation among the elements of compensation at the Benchmark Companies, the Compensation Committee approves an allocation among these elements for our named executive officers that is intended to further the objectives of our compensation policy, such as our objective of aligning the interests of our named executive officers with those of our stockholders through equity compensation. The allocations approved by the Compensation Committee result in different allocations among the elements of compensation for the named executive officers.

Actions Relating to 2008 Compensation

In January 2008, the Compensation Committee reviewed total compensation opportunities for Hanesbrands’ executive officers, including the named executive officers, applying the executive compensation benchmarking criteria. As a result of such review, the Compensation Committee determined not to increase the total compensation opportunity of Mr. Noll or change the allocation among Mr. Noll’s base salary, bonus and long-term equity compensation. The entire value of Mr. Noll’s equity award for 2008 was in the form of stock options, unlike the award he received in 2007, 75% of the value of which was in the form of stock options and 25% of the value of which was in the form of restricted stock units. The Compensation Committee determined that a change in the mix of stock options and restricted stock units issued to Mr. Noll was appropriate as a means of further linking pay to performance.

Also as a result of such review, the Compensation Committee determined to increase the total compensation opportunities of Mr. Wyatt, Mr. Evans and Mr. Oliver. In addition to the executive compensation benchmarking criteria, the Compensation Committee considered other factors, such as, for Mr. Evans, the critical nature of his position to Hanesbrands and his unique skill set that combines marketing and supply chain expertise and, for Mr. Oliver, the global nature of his position, in making its determination.

The Compensation Committee next considered the allocation of the compensation of each of Mr. Wyatt, Mr. Evans and Mr. Oliver among the various elements of compensation, again applying the executive compensation benchmarking criteria. After also considering that Mr. Wyatt’s base salary had not changed since he joined our company in September 2005, the Compensation Committee increased Mr. Wyatt’s base salary from $550,000 to $585,000. After also considering that Mr. Evans’ base salary had not changed since July 2006 and the critical nature of his position to Hanesbrands and his unique skill set that combines marketing and supply chain expertise, the Compensation Committee increased Mr. Evans’ base salary from $425,000 to $600,000. After also considering that Mr. Oliver’s cash compensation had not changed since 2005, the Compensation Committee increased Mr. Oliver’s base salary from $330,000 to $375,000, and also increased the target bonus opportunity for Mr. Oliver from 85% to 100% of his base salary and the maximum target bonus opportunity from 127.5% to 150% of his base salary. The Compensation Committee also increased his equity compensation from 150% to 200% of his base salary. As a result, Mr. Oliver’s bonus opportunity and equity compensation, expressed as a percentage of base salary, are the same as that of the other named executive officers, other than the Chief Executive Officer.

For our named executive officers, the percentage of total compensation opportunity for 2008 represented by base salary, annual bonus at target levels and long-term equity incentive awards is illustrated in the chart below.

Actions Relating to 2009 Compensation

In December 2008, the Compensation Committee engaged in a further review of total compensation opportunities for Hanesbrands’ executive officers, including the named executive officers, applying the executive compensation benchmarking criteria. As a result of such review, the Compensation Committee determined not to increase the total compensation opportunity of Mr. Noll or change the allocation among Mr. Noll’s base salary, bonus and long-term equity compensation. Unlike the award Mr. Noll received in 2008, all of the value of which was in the form of stock options, 50% of the value of Mr. Noll’s 2009 award is in the form of restricted stock units and 50% is in the form of stock options. The Committee changed the allocation of Mr. Noll’s equity compensation in this manner to more closely align with practices of the Benchmark Companies and to align his long-term incentive mix with that of the other named executive officers.

Also as a result of such review, the Compensation Committee determined to increase Mr. Wyatt’s total target compensation opportunity from $2,340,000 to $2,600,000. In making its decision, the Compensation Committee considered, in addition to the executive compensation benchmarking criteria, the value in the current economic environment of Mr. Wyatt’s experience as chief financial officer at companies with leveraged financial capital structures such as ours. The Compensation Committee next considered the allocation of Mr. Wyatt’s compensation among the various elements of compensation, again applying the executive compensation benchmarking criteria. The Compensation Committee determined not to change the allocation of the elements of Mr. Wyatt’s compensation. As a result of the increase in his total target compensation, Mr. Wyatt’s base salary was increased from $585,000 to $650,000, and his annual bonus opportunity as a percentage of his base salary remains unchanged and would result in an annual bonus of $650,000 at the target level. Mr. Wyatt received an equity award for 2009 with a grant date value of $1,300,000; 50% of the value consists of stock options and 50% of the value consists of restricted stock units.

No changes were made to the total compensation opportunities of the other named executive officers as a result of the Compensation Committee’s review.

Base Salary

The base salaries for our named executive officers are determined based on their experience and the scope of their responsibilities, both on an individual basis and in relation to the experience and scope of responsibilities of other executives. The Compensation Committee also applies the executive compensation benchmarking criteria. These factors result in different compensation levels among the named executive officers. Base salaries are reviewed annually, and adjusted from time to time to reflect individual responsibilities, performance and experience, as well as market compensation levels.

Annual Bonus

Bonus compensation pursuant to the AIP is designed to motivate performance and to advance the interests of Hanesbrands by linking a portion of annual compensation to the achievement of financial objectives and key performance indicators, while contributing to increased long-term stockholder value. Because, as noted above, our compensation programs focus on the performance of our company rather than the performance of individual officers, individual performance targets are not set for our executives. The design of the AIP is intended to make it easy for participants to understand what performance is required to earn bonuses, consistent with our operating principles of transparency and clarity in communicating our compensation programs.

Bonus opportunities exist for performance at a target level and for performance at a maximum level. No bonus opportunity exists for performance at or below the threshold level, but a pro rated amount may be earned if performance is above the threshold level but below the target level. Our executives with the most senior leadership positions within our organization have the greatest ability to influence our company’s performance, and their bonus opportunity, which is tied to the performance of the company, as a percentage of their base salary is greater than that of our other executives and employees. In addition, the Compensation Committee considers information about the bonus opportunities available to comparable officers at the Benchmark Companies, and this may result in bonus opportunities differing among the named executive officers. The chart below illustrates the 2008 bonus opportunity, expressed as percentages of base salary, for each of our named executive officers at the threshold, target and maximum levels.

	Percent of Base Salary
	Threshold	Target	Maximum

Richard A. Noll	0%	150%	225%
E. Lee Wyatt Jr.	0%	100%	150%
William J. Nictakis	0%	100%	150%
Gerald W. Evans Jr.	0%	100%	150%
Kevin W. Oliver	0%	100%	150%

Discussion of 2008 AIP Payments.  Given our business model, we consider the performance measures we have chosen to determine bonus amounts under the AIP to be key measures of the success of our business strategy. For 2008, the components used to determine bonus amounts under the AIP for our Chief Executive Officer were sales growth and net operating profit excluding actions after taxes, which we also refer to as “NOPAT.” We chose NOPAT as a measure to encourage efficient use of Hanesbrands’ capital by our executives and other employees. Sales growth was weighted 20% and NOPAT was weighted 80%. For example, our Chief Executive Officer would be eligible to receive 20% of his target bonus if sales increase at the target level over sales for the previous year, and would be eligible to receive 20% of his maximum bonus if sales increase by the maximum level over such prior period sales.

Sales Growth.  We previously announced a long-term goal of annual sales growth of 1% to 3%, excluding acquisitions and divestitures. Under the AIP for 2008, sales growth of 2%, the mid-point of the range of our long-term goal, would result in participating employees being eligible for the portion of their bonus attributable to sales growth at the target level, while sales growth of 4% would result in participating employees being eligible for the portion of their bonus attributable to sales growth at the maximum level. The threshold level of sales growth was set at 0%. For the fiscal year ended January 3, 2009, sales declined by approximately 5%. Because this is below the threshold of 0%, participating employees, including the named executive officers, did not receive any bonus attributable to sales growth.

Net Operating Profit After Taxes.  Under the AIP for 2008, net operating profit after taxes of $298 million would result in participating employees being eligible for the portion of their bonus attributable to net operating profit after taxes at the target level, while net operating profit after taxes of $447 million would result in participating employees being eligible for the portion of their bonus attributable to net operating profit after taxes at the maximum level. As discussed below, setting targets by reference to net operating profits after taxes takes into consideration the return that holders of our equity and debt expect to receive, further linking total compensation to performance and aligning the interests of our executive officers, including our named executive officers, with those of our stockholders. We set the targets by reference to net operating profit after taxes for a fiscal year by multiplying our net invested capital as of the end of our previous fiscal year by our weighted average cost of capital for our previous fiscal year. These components are discussed below. These targets are set objectively by reference to our capital employed.

Our net invested capital is equal to our total assets minus total current liabilities. Our investors and employees can determine those amounts by reference to our earnings releases and other information that we file with the Securities and Exchange Commission. As of December 29, 2007, we reported total assets of $3.44 billion and total current liabilities of $0.69 billion, resulting in net invested capital of $2.75 billion.

Our weighted average cost of capital is a weighted average of the cost of our equity (determined by reference to the return on 20-year US Treasury bonds and a risk premium determined by reference to materials published by Ibbotson Associates) and the cost of our long-term debt and the current portion of long-term debt (the average interest rate paid during the year on the amount of our debt that is outstanding at the end of our fiscal year, as adjusted for taxes). As of December 29, 2007, our cost of equity was 11.6% after tax, our cost of debt was 5.3%, and our weighted average cost of capital was 8.68%.

We multiplied our net invested capital of $2.75 billion as of December 29, 2007 by our weighted average cost of capital of 8.68%, and we set our 2008 target level of net operating profit after taxes at 125% of that amount, or approximately $298 million. We multiplied this number by 75% and 150% to set the threshold and maximum levels of approximately $224 million and $447 million, respectively. We disclose our operating profit, excluding certain actions and our net operating profit after taxes, and how these measures relate to our net operating profit as determined in accordance with generally accepted accounting principles, when we release our earnings information for completed fiscal periods. Other than those reflected in our publicly disclosed earnings information, no adjustments are made to our operating profit, excluding actions, in determining net operating profit after taxes for purposes of the AIP. For the fiscal year ended January 3, 2009, net operating profit after taxes excluded accelerated depreciation included in cost of sales, accelerated depreciation included in selling, general and administrative expenses, restructuring and inventory write-off included in cost of sales. For the fiscal year ended January 3, 2009, net operating profit after taxes was $320 million, or 107.4% of the target amount.

For 2008, the components used to determine bonus amounts under the AIP for participants, including our named executive officers, other than our Chief Executive Officer, were (i) sales growth, (ii) net operating profit after taxes and (iii) four key non-financial performance indicators that are described in greater detail below. For these participants, each of the three categories of components was weighted from 20% to 50% (0% to 80% in the case of the Chief Executive Officer), so that the total of the three categories represents 100% of the bonus amount. For example, if sales growth is assigned a weight of 20% for a participating employee, that participating employee would be eligible to receive 20% of his or her target bonus if sales increase at the target level over sales for the previous year, and would be eligible to receive 20% of his or her maximum bonus if sales increase by the maximum level over such prior period sales. The chart below illustrates for each of our named executive officers the weight assigned to each of three categories of performance components for 2008.

Key Performance Indicators.  Our Chief Executive Officer uses the key performance indicators as a tool to drive behavior throughout the top levels of our organization. The bonus opportunities of over 800 employees are tied to our company’s performance relative to the key performance indicators. The targets associated with the key performance indicators for 2008 were recommended to the Compensation Committee by our Chief Executive Officer, whose bonus, as discussed above, was not derived from the key performance indicators.

Key performance indicators for 2008 were workforce diversity, product quality, customer service and Asia transformation labor levels. These key performance indicators are described below:

•	Workforce diversity is measured as the percentage placement of minorities and females as compared to the total number of placements at the senior manager level and above.

•	Product quality is the statistical measurement of the defects per million garments that are unintentionally shipped to our customers and consumers.

•	Customer service is the measure of how well we deliver against our commitment to our customers, expressed as a percentage of on-time shipments promised.

•	Asia transformation labor levels is the measure of full time equivalent employees that are in place in Asia by the end of the year.

For the fiscal year ended January 3, 2009, Hanesbrands reached the maximum level for two key performance indicators, exceeded the target level (but did not reach the maximum level) for one key performance indicator and did not reach the threshold level for one key performance indicator. Because our Chief Executive Officer uses the key performance indicators as a tool to drive behavior throughout the top levels of our organization, we put action plans in place designed to deliver these results. Although we set challenging goals with respect to the key performance indicators, we believed that our strong focus on these areas and the resources that we expected to devote to meeting the desired performance levels would allow us to meet our goals. Therefore, at the time the 2008 targets were set, we believed that it was likely that Hanesbrands would perform at least at the target performance level with respect to each of the key performance indicators.

As a result of Hanesbrands’ performance for the fiscal year ended January 3, 2009, our named executive officers received bonuses at the following approximate percentages of their target bonus amounts: Mr. Noll, 85.9%; Mr. Wyatt, 85.1%; Mr. Nictakis, 85.1%; Mr. Evans, 85.1%; and Mr. Oliver, 85.1%.

2009 Targets.  For 2009, key performance indicators will no longer be a performance component used to determine the bonus amounts under the AIP for any of our named executive officers, although they will continue to be a performance component used to determine bonus amounts for other employees at the top levels of our organization. The Compensation Committee made this decision, based on the recommendation of management, in order to focus our most senior executives on our most important objectives. The Compensation Committee also determined to use operating profit, excluding certain publicly disclosed actions, rather than net operating profit after taxes, as a performance metric for 2009. The Compensation Committee made this change to allow employees and investors to more easily track our progress on meeting these targets by reference to our earnings releases and other information we file with the Securities and Exchange Commission, in which we report our results for these metrics. As a result, for 2009 the components used to determine bonus amounts under the AIP for our named executive officers will be sales and operating profit, excluding certain publicly disclosed actions. For each of the named executive officers, sales will be weighted 25% and operating profit, excluding actions, will be weighted 75%.

In recognition of the severe U.S. recession and more specifically the unprecedented downturn in the domestic retail environment, we recognize that in 2009 sales may be below 2008 levels. Given that 2008 sales declined significantly, and in an effort to incent our executives and management team to maximize our sales in this difficult environment, we have set our sales target at minus 3%, which if achieved would be lower than the 2008 decline. The threshold and maximum levels have been set at five percentage points below and above the target level, or minus 8% and 2%, respectively.

We determined our targets for operating profit, excluding actions, by reference to net operating profit after taxes, which we again calculated by multiplying our net invested capital of $2.818 billion as of January 3, 2009 by our weighted average cost of capital of 9.2%. We divided the result, $259, by one minus our estimated tax rate for 2009 of 22%, and then set our 2009 target level of operating profit, excluding actions, at 125% of that amount, or approximately $415 million. We multiplied this number by 75% and 150% to set the threshold and maximum levels of approximately $311 million and $622 million, respectively.

Long-Term Incentive Program

The Omnibus Incentive Plan permits the issuance of equity incentive awards to our employees, non-employee directors and employees of our subsidiaries to promote the interests of our company and our stockholders. The Omnibus Incentive Plan is designed to promote these interests by providing such individuals with a proprietary interest in pursuing the long-term growth, profitability and financial success of our company. During 2008, the two types of grants awarded to our executive officers were stock options and time-vested restricted stock units. Restricted stock units and options vest according to schedules established at grant, conditioned on continued employment with Hanesbrands, with vestings in the event of a qualifying termination of employment for death, disability, retirement or involuntary termination or a change in control as determined at the time of grant. We believe stock options align the interests of our employees with those of our stockholders, because the stock options, with exercise prices equal to the closing price of our common stock on the date of grant, have value only if our share price increases after the date of grant. We believe that restricted stock units similarly align the interests of our employees with those of our stockholders because the value of this element of compensation increases or decreases with our stock price. Additional details regarding the awards made pursuant to the Omnibus Incentive Plan during the fiscal year ended January 3, 2009 are discussed below under “Discussion of Summary Compensation Table and Grants of Plan-Based Awards Table.”

Equity awards to executive officers and other employees are approved as a dollar amount, which on the grant date is converted into a specific number of restricted stock units and, in the case of certain executive officers, including the named executive officers, stock options. The number of restricted stock units is determined by using the closing price of our common stock on the date of grant. The number of stock options is determined by a third party using a Black-Scholes option-pricing model, with the closing price of our common stock on the date of grant as one of the factors used. The exercise price of the stock options granted is the closing price of our common stock on the date of grant.

During 2008, after consultation with the Cook firm, the Compensation Committee determined to make decisions regarding 2009 compensation for executive officers at its meeting in December 2008, so that such decisions could be made prior to the January 1, 2009 effective date for any changes in total compensation opportunities rather than retroactively, and to approve equity grants simultaneously with those decisions. Regarding 2008 compensation, the Compensation Committee made decisions and approved equity grants at its meeting in January 2008. Therefore, two equity awards were made to the named executive officers and other employees during calendar year 2008. Both of these grants are reflected in the Summary Compensation Table and the Grants of Plan-Based Awards Table below.

Discussion of 2008 Long-Term Incentive Plan Grants.  Our executives with the most senior leadership positions within our organization have the greatest ability to influence our company’s performance. Therefore, the value of their long-term incentive awards as a percentage of their base salary is greater than that of our other employees.

The table below shows the value of total target cash compensation and equity incentive compensation compared to total target compensation for each of the named executive officers for 2009 and 2008. This table presents information that is supplemental to, and should not be considered a substitute for, the information contained in the Summary Compensation Table which appears below under “Summary of Compensation.” This table is not required by Securities and Exchange Commission rules, and we have chosen to include it to help investors better understand how our named executive officers are compensated. Amounts are target amounts and do not necessarily reflect exact amounts that were or will be paid.

Target Cash and Equity Compensation

							Percentage	Percentage
							of Target	of Target
		Cash Compensation at Target			Grant Date	Total	Compensation	Compensation
				Total Cash	Value of	Value of	Represented	Represented
			Bonus at	Compensation	Equity	Target	by Cash	by Equity
Name	Year	Base Salary	Target	at Target	Compensation	Compensation	Compensation	Compensation

Richard A. Noll	2009	$800,000	$1,200,000	$2,000,000	$4,600,000	$6,600,000	30.3%	69.7%
	2008	800,000	1,200,000	2,000,000	4,600,000	6,600,000	30.3	69.7
E. Lee Wyatt Jr.	2009	650,000	650,000	1,300,000	1,300,000	2,600,000	50.0	50.0
	2008	585,000	585,000	1,170,000	1,170,000	2,340,000	50.0	50.0
William J. Nictakis	2009	600,000	600,000	1,200,000	1,200,000	2,400,000	50.0	50.0
	2008	600,000	600,000	1,200,000	1,200,000	2,400,000	50.0	50.0
Gerald W. Evans Jr.	2009	600,000	600,000	1,200,000	1,200,000	2,400,000	50.0	50.0
	2008	600,000	600,000	1,200,000	1,200,000	2,400,000	50.0	50.0
Kevin W. Oliver	2009	375,000	375,000	750,000	750,000	1,500,000	50.0	50.0
	2008	375,000	375,000	750,000	750,000	1,500,000	50.0	50.0

Post-Employment Compensation

Our named executive officers are eligible to receive post-employment compensation pursuant to the Hanesbrands Inc. Pension and Retirement Plan, or the “Pension Plan,” and the Hanesbrands Inc. Supplemental Employee Retirement Plan, or the “SERP,” and pursuant to Severance/Change in Control Agreements, or “Severance Agreements.” Each of these arrangements is discussed below.

Pension Plan.  The Pension Plan is a defined benefit pension plan under which benefits have been frozen since December 31, 2005, intended to be qualified under Section 401(a) of the Internal Revenue Code, that provides the benefits that had accrued for any of our employees, including our named executive officers, under the Sara Lee Corporation Consolidated Pension and Retirement Plan as of December 31, 2005. Because the Pension Plan is frozen, no additional employees will become eligible to participate in the Pension Plan, and existing participants in the Pension Plan do not accrue any additional benefits after December 31, 2005.

SERP.  The SERP is a nonqualified supplemental retirement plan that provides two types of benefits that we refer to collectively as the “Defined Contribution Component” of the SERP. First, the SERP provides for employer contributions to employees whose compensation exceeds a threshold set by the Internal Revenue Service. Although, as described below, the Hanesbrands Inc. Retirement Savings Plan, or the “401(k) Plan,” provides for employer contributions to our executive officers, including our named executive officers, at the same percent of their eligible compensation as provided for all employees who participate in the 401(k) Plan, compensation and benefit limitations imposed on the 401(k) Plan by the Internal Revenue Code generally prevent us from making the entire amount of the employer contributions contemplated by the 401(k) Plan with respect to any employee whose compensation exceeds a threshold set by Internal Revenue Code provisions, which threshold was $230,000 for 2008 and is $245,000 for 2009. Our named executive officers are among those employees whose compensation exceeds this threshold. The SERP provides to those employees whose compensation exceeds this threshold benefits that would be earned under the 401(k) Plan but for these limitations. Second, the SERP provides benefits consisting of transitional defined contribution credits for one to five years and ranging from 4% to 15% of eligible compensation for certain executives. These transitional credits are being provided to a broad group of executives in connection with our transition (prior to the spin off) from providing both a defined benefit plan (as discussed above, the Pension Plan is frozen) and a defined contribution plan to providing only defined contribution plans, to mitigate the negative impact of that transition. The determination of the credits provided to an executive was based on the extent to which such executive was negatively impacted by the transition, including the executive’s age and years of service as an executive as of January 1, 2006. As discussed below under “Nonqualified Deferred Compensation,” at the end of 2008, we provided all active participants in the SERP with an election to receive the accrued Defined Contribution Component of their SERP benefit as of December 31, 2008 in the form of a lump sum payment in 2009 or 2010.

The SERP also provides benefits, which we refer to as the “Defined Benefit Component” of the SERP, consisting of those supplemental retirement benefits that had been accrued under the Sara Lee Corporation Supplemental Executive Retirement Plan as of December 31, 2005. As discussed below under “Pension Benefits,” at the end of 2008, we provided all active participants in the SERP with an election to receive the accrued Defined Benefit Component of the SERP benefit in the form of a lump sum payment in 2009 or 2010.

Severance Agreements.  We have entered into Severance Agreements with all of our executive officers, including our named executive officers. The Severance Agreements provide our executive officers with benefits upon the involuntary termination of their employment other than for wrongful behavior or misconduct. The Severance Agreements also contain change in control benefits for our executive officers to help keep them focused on their work responsibilities during the uncertainty that accompanies a change in control, to provide benefits for a period of time after a change in control transaction and to help us attract and retain key talent. We determined the levels of severance provided to our named executive officers under the Severance Agreements by reference to market studies conducted prior to entering into the first Severance Agreements in connection with our spin off. We believe the levels of benefits offered by the Severance Agreements are appropriate and conservatively competitive and that these benefits were reasonable in light of Hanesbrands’ status as a newly public company following the spin off. Compensation that could potentially be paid to our named executive officers pursuant to the Severance Agreements is described below in “Potential Payments upon Termination or Change in Control.” Each agreement is effective for an unlimited term, unless we give at least 18 months prior written notice that the agreement will not be renewed. In addition, if a change in control occurs during the term of the agreement, the agreement will automatically continue for two years after the end of the month in which the change in control occurs. Each of the Severance Agreements was amended during 2008 as part of the required changes to compensation arrangements mandated by Section 409A of the Internal Revenue Code (“Section 409A”).

Other Compensation

Plans and Arrangements.  Our executive officers, including our named executive officers, are eligible to participate in certain employee benefits plans and arrangements offered by our company. These include the 401(k) Plan, the Hanesbrands Inc. Executive Deferred Compensation Plan, or the Executive Deferred Compensation Plan, the Hanesbrands Inc. Executive Life Insurance Plan, or the Life Insurance Plan, and the Hanesbrands Inc. Executive Disability Plan. Under the 401(k) Plan, our executive officers and generally all full-time domestic exempt and non-exempt salaried employees may contribute a portion of their compensation to the plan on a pre-tax basis and receive a matching employer contribution of up to a possible maximum of 4% of their eligible compensation not in excess of certain dollar limits mandated by the Internal Revenue Code ($230,000 for calendar year 2008). In addition, exempt and non-exempt salaried employees are eligible to receive an employer contribution of up to an additional 4% of their eligible compensation. Under the Executive Deferred Compensation Plan, a group of approximately 260 executives at the director level and above, including our named executive officers, may defer receipt of cash and equity compensation. We offer the Executive Deferred Compensation Plan because programs of its kind are offered by some of the Benchmark Companies, and because we wanted to allow those of our executives who were participating in a similar plan offered by Sara Lee prior to the spin off to maintain a similar benefit after the spin off.

The Life Insurance Plan provides life insurance benefits to a group of approximately 80 employees at the level of vice president or above, including our named executive officers, who contribute materially to the continued growth, development and future business success of Hanesbrands. The Life Insurance Plan, which includes both a death benefit and a cash value, provides life insurance coverage during active employment in an amount equal to three times annual base salary, and, depending on the performance of investments in the plan, may offer continuing coverage following retirement. The Life Insurance Plan also provides executives with the opportunity to make voluntary, after-tax contributions that may be allocated by the executive into a range of investment options. The Hanesbrands Inc. Executive Disability Plan provides long-term disability benefits for persons employed by Hanesbrands and its subsidiaries as eligible executives. The Hanesbrands Inc. Executive Disability Plan provides disability coverage for a group of approximately 80 employees at the level of vice president and above, including our named executive officers. If an eligible employee becomes totally disabled, the program will provide a monthly disability benefit equal to 1/12 of the sum of (i) 75% of the employee’s annual base salary up to an amount not in excess of $500,000, and (ii) 50% of the three-year average of the employee’s annual short-term incentive bonus up to an amount not in excess of $250,000. The maximum monthly disability benefit is $41,667 and is reduced by any disability benefits that an employee is entitled to receive under Social Security, workers’ compensation, a state compulsory disability law or another plan of Hanesbrands providing benefits for disability.

Perquisites.  We offer limited perquisites to our executive officers, including our named executive officers, including an executive car allowance and company-paid medical examinations.

Share Ownership and Retention Guidelines

We believe that our executives should have significant ownership stakes in Hanesbrands. To promote such equity ownership and further align the interests of our executives with our stockholders, we have adopted share retention and ownership guidelines for our key executives, including our named executive officers. These ownership guidelines vary based upon the executive’s level and range from a minimum of one times base salary to, in the case of the Chief Executive Officer, four times base salary. The Compensation Committee reviewed the guidelines during the fiscal year ended January 3, 2009 and did not make any changes.

Our key executives have a substantial portion of their incentive compensation paid in the form of our common stock. In addition to shares directly held by a key executive, shares held for such executive in the 401(k) Plan, the Executive Deferred Compensation Plan and the SERP (including hypothetical share equivalents held in the latter two plans) will be counted for purposes of determining whether the ownership requirements are met. Although it is currently the practice of our executive officers not to participate in the Employee Stock Purchase Plan and thereby not to benefit from the discounted purchase price for our common stock available under that plan, any shares held in that plan in the future would also be counted.

Until the stock ownership guidelines are met, an executive is required to retain 50% of any shares received (on a net after tax basis) under our equity-based compensation plans. The Compensation Committee reviewed compliance by our executive officers, including our named executive officers, at the end of October 2008 and determined that, with the exception of Joia M. Johnson, our Executive Vice President, General Counsel and Corporate Secretary, and William J. Nictakis, our President, Chief Commercial Officer, who joined our company in January 2007 and November 2007, respectively, each of our executive officers had achieved ownership of between 40% and 125% of the shares set forth in the guidelines during the time following the spin off in September 2006.

Under our insider trading policy, directors and executive officers are required to clear in advance all transactions in Hanesbrands securities with Hanesbrands’ legal department. Further, no director, executive officer or other employee of Hanesbrands is permitted to engage in “short sales” or “sales against the box” or trade in puts, calls or other options on our securities. These provisions are part of our overall program to prevent any Hanesbrands directors, officers or employees from trading on inside information.

Impact of Certain Regulatory Requirements

Section 162(m) of the Internal Revenue Code limits the tax deductibility of certain compensation paid to our chief executive officer and our three other executive officers, other than our chief financial officer, with the highest total compensation. This provision disallows the deductibility of certain compensation in excess of $1 million per year unless it is considered performance-based compensation under the Internal Revenue Code. We have adopted policies and practices that are intended to take into account the maximum tax deduction possible under Section 162(m) of the Internal Revenue Code for our annual bonus payments and stock option awards; however, there can be no guarantee that the IRS will agree on the amount of those deductions. In addition, we may forgo any or all of the tax deduction if we believe it to be in the best long-term interests of our stockholders. Time-vested restricted stock units are not deemed “performance based,” and therefore are not tax deductible if the value at vesting, in combination with other non-performance-based compensation such as salary, exceeds $1 million for an executive officer. Although most compensation paid to our named executive officers for the fiscal year ended January 3, 2009 is expected to be tax deductible, we expect that approximately $305,925 and $65,982 of the compensation payable to Mr. Nictakis and Mr. Evans, respectively, will not be deductible.

In making decisions about executive compensation, we also consider the impact of other regulatory provisions, including the provisions of Section 409A regarding non-qualified deferred compensation and the “golden parachute” provisions of Section 280G of the Internal Revenue Code. For example, we have attempted to structure the Severance Agreements so that they will not result in adverse tax consequences under Section 409A. In making decisions about executive compensation, we also consider how various elements of compensation will impact our financial results. In this regard, we consider the impact of SFAS 123(R), which determines how we recognize the cost of employee services received in exchange for awards of equity instruments.

Summary of Compensation

The following table sets forth a summary of compensation earned by or paid to our named executive officers for the fiscal years ended January 3, 2009 and December 29, 2007 and the six months ended December 30, 2006.

Summary Compensation Table

								Change in
								Pension Value
								and Nonqualified
							Non-Equity	Deferred
Name and		Salary	Bonus		Stock	Option	Incentive Plan	Compensation		All Other	Total
Principal Position	Year(1)	($)(2)	($)(2)(3)		Awards ($)(4)	Awards ($)(4)	Compensation(2)(3)	Earnings(5)		Compensation(6)	Compensation

Richard A. Noll	2008	$800,000	$—		$1,516,499	$5,295,570	$1,030,800	$158,594		$479,248	$9,280,711
Chief Executive	2007	800,000	—		2,310,387	3,883,931	1,251,600	7,981		344,638	8,598,537
Officer	2006	400,000	636,203		508,415	993,412	—	54,553	(7)	476,633	3,069,216
E. Lee Wyatt Jr.	2008	585,000	—		1,113,298	746,369	497,835	—		167,196	3,109,698
Executive Vice	2007	550,000	—		2,164,458	930,090	624,800	—		117,079	4,386,427
President,	2006	275,000	266,750		603,869	205,187	—	—		164,230	1,515,036
Chief Financial Officer
William J. Nictakis	2008	600,000	500,000	(8)	764,542	1,075,889	510,600	—		454,312	3,905,343
President, Chief	2007	—	—		—	—	—	—		—	—
Commercial Officer	2006	—	—		—	—	—	—		—	—
Gerald W. Evans Jr.	2008	600,000	—		901,004	858,775	510,600	94,872		265,965	3,231,216
President,	2007	425,000	—		792,763	873,705	482,800	—	(9)	165,981	2,740,249
International	2006	212,500	206,125		170,753	476,961	—	31,257	(7)	185,501	1,283,097
Business and Global
Supply Chain
Kevin W. Oliver	2008	375,000	—		492,244	467,645	319,125	16,863		119,506	1,790,383
Executive Vice	2007	330,000	—		458,355	505,480	318,648	—	(10)	82,810	1,695,293
President,	2006	—	—		—	—	—	—		—	—
Human Resources

(1)	The compensation for the six-month transition period ended December 30, 2006 that resulted from the change of our fiscal year end from the Saturday closest to June 30 to the Saturday closest to December 31 does not reflect the compensation that would have been earned by our named executive officers during a typical fiscal year consisting of 52 or 53 weeks.

(2)	Amounts shown include deferrals to the 401(k) Plan and the Executive Deferred Compensation Plan.

(3)	As discussed in “Annual Bonus” above, for the fiscal years ended January 3, 2009 and December 29, 2007, bonuses were determined on the basis of our company’s performance as compared to targets established under the AIP and are reported under “Non-Equity Incentive Plan Compensation.” For the six months ended December 30, 2006, the Compensation Committee determined to pay bonuses pursuant to the AIP at 97% of the target level established for an employee pursuant to the AIP, which for our named executive officers ranged from 85% to 150% of base salary. The 2006 bonus payouts are reported under the “Bonus” column. The Compensation Committee made this determination based on the fact that the change in our fiscal year end to the Saturday closest to December 31 would create a transition period beginning on July 2, 2006 and ending on December 30, 2006, during which our company would be independent from Sara Lee for less than four months. In making this determination, the Compensation Committee considered that payment of bonuses at 97% of target levels would result in bonus payments consistent with the bonuses paid during the preceding four years.

(4)	The dollar values shown reflect the compensation cost of the awards, before reflecting estimates of forfeitures, over the requisite service period, as described in FAS 123(R). The assumptions we used in valuing these awards are described in Note 4, “Stock-Based Compensation,” to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended January 3, 2009. During 2008, after consultation with the Cook firm, the Compensation Committee determined to make decisions regarding 2009 compensation for executive officers at its meeting in December 2008, so that such decisions could be made prior to the January 1, 2009 effective date for any changes in total compensation opportunities rather than retroactively, and to approve equity grants simultaneously with those decisions. Regarding 2008 compensation, the Compensation Committee made decisions and approved equity grants at its meeting in January 2008. Therefore, two equity awards were made to the named executive officers and other employees during calendar year 2008. Both of these grants are reflected in this Summary Compensation Table and the Grants of Plan-Based Awards Table. As a result of the vesting schedule of the recruitment award granted to Mr. Wyatt in September 2006, the compensation cost reflected for 2007 for Mr. Wyatt is substantially higher than that reflected in 2008.

(5)	Neither the Executive Deferred Compensation Plan nor the SERP provide for “above-market” or preferential earnings as defined in applicable Securities and Exchange Commission rules. Increases in pension values are determined for the periods presented; because the defined benefit arrangements are frozen, the values shown in this column represent solely the increase in the actuarial value of pension benefits previously accrued as of December 31, 2005.

(6)	Amounts reported in the “All Other Compensation” column consist of the following:

			Imputed					Use of
		Executive	Income on		Contributions			Company	Tax
		Car	Automobile	Insurance	to 401(k)	Contributions	Imputed	Aircraft for	Gross
	Year	Allowance(A)	Purchase(B)	Premiums(C)	Plan(D)	to SERP(E)	Relocation(F)	Commuting(G)	Ups(H)	Miscellaneous(I)	Total

Richard A. Noll	2008	$32,000	$—	$36,901	$18,400	$391,920	—	$—	$—	$27	$479,248
	2007	32,000	—	31,657	18,000	258,400	—	—	411	4,170	344,638
	2006	—	31,599	33,040	8,800	383,626	—	—	625	18,943	476,633
E. Lee Wyatt Jr.	2008	23,400	—	44,725	18,400	78,384	—	—	6	2,281	167,196
	2007	22,000	—	27,256	18,000	47,340	—	—	9	2,474	117,079
	2006	—	16,113	38,556	9,133	70,811	9,602	—	7,209	12,806	164,230
William J. Nictakis	2008	24,000	—	52,606	18,400	77,290	85,970	132,584	54,095	9,366	454,311
	2007	—	—	—	—	—	—	—	—	—	—
	2006	—	—	—	—	—	—	—	—	—	—
Gerald W. Evans Jr.	2008	24,000	—	25,405	18,400	198,160	—	—	—	—	265,965
	2007	17,000	—	13,713	18,000	117,268	—	—	—	—	165,981
	2006	—	4,896	11,611	10,390	148,278	—	—	—	10,326	185,501
Kevin W. Oliver	2008	15,000	—	19,062	18,400	64,838	—	—	—	2,206	119,506
	2007	13,200	—	13,685	18,000	37,925	—	—	—	—	82,810
	2006	—	—	—	—	—	—	—	—	—	—

(A)	The automobile allowance program consists of a payment to our executives, including our named executive officers, of an amount equal to 4% of their base salary.

(B)	Represents the difference between the fair market value and the book value of an automobile purchased by the named executive officer, if the automobile was purchased for a book value that was less than the fair market value. In connection with the transition from our former automobile program, all of our executives who were participating in the former program, including our named executive officers, were offered the one-time opportunity to purchase the automobiles they had been using under that program at the lesser of book value and fair market value.

(C)	For the fiscal year ended January 3, 2009, consists of premiums paid by us for an insurance policy on the life of the named executive officer ($29,467 for Mr. Noll, $39,226 for Mr. Wyatt, $46,972 for Mr. Nictakis, $19,771 for Mr. Evans and $15,453 for Mr. Oliver), premiums on accidental death and dismemberment insurance ($234 for each of the named executive officers) and premiums on long-term disability insurance ($7,200 for Mr. Noll, $5,265 for Mr. Wyatt, $5,400 for Mr. Nictakis, $5,400 for Mr. Evans and $3,375 for Mr. Oliver). For the fiscal year ended December 29, 2007, consists of premiums paid by us for an insurance policy on the life of the named executive officer ($24,223 for Mr. Noll, $22,072 for Mr. Wyatt, $9,654 for Mr. Evans and $10,481 for Mr. Oliver), premiums on accidental death and dismemberment insurance ($234 for each of Mr. Noll, Mr. Wyatt, Mr. Evans and Mr. Oliver) and premiums on long-term disability insurance ($7,200 for Mr. Noll, $4,950 for Mr. Wyatt, $3,825 for Mr. Evans and $2,970 for Mr. Oliver). For the six months ended December 30, 2006, consists of premiums paid by us for an insurance policy on the life of the named executive officer ($25,606 for Mr. Noll, $33,372 for Mr. Wyatt, and $7,552 for Mr. Evans), premiums on accidental death and dismemberment insurance ($234 for each of Mr. Noll, Mr. Wyatt and Mr. Evans) and premiums on long-term disability insurance ($7,200 for Mr. Noll, $4,950 for Mr. Wyatt and $3,825 for Mr. Evans).

(D)	Represents our contribution to the 401(k) Plan during the periods presented. Under the 401(k) Plan, our executive officers and generally all full-time domestic exempt and non-exempt salaried employees may contribute a portion of their compensation to the plan on a pre-tax basis and receive a matching employer contribution of up to a possible maximum of 4% of their eligible compensation not in excess of certain dollar limits mandated by the Internal Revenue Code ($230,000 for calendar year 2008). In addition, exempt and non-exempt salaried employees are eligible to receive an employer contribution of up to an additional 4% of their eligible compensation.

(E)	Represents our contribution to the SERP during the periods presented. As discussed above in “Post-Employment Compensation,” the SERP provides to those employees whose compensation exceeds a threshold established by the Internal Revenue Code benefits that would be earned under the 401(k) Plan but for these limitations. The SERP also provides benefits consisting of transitional defined contribution credits, which transitional credits were in the amount of $246,192 for Mr. Noll, $129,936 for Mr. Evans and $27,746 for Mr. Oliver during the fiscal year ended January 3, 2009, $165,840 for Mr. Noll, $75,735 for Mr. Evans and $18,642 for Mr. Oliver during the fiscal year ended December 29, 2007 and $240,735 for Mr. Noll and $99,527 for Mr. Evans during the six months ended December 30, 2006.

(F)	Represents costs paid by us to the named executive officer in connection with the relocation of the named executive officer to Winston-Salem, North Carolina.

(G)	We agreed to allow Mr. Nictakis to use company aircraft to travel to and from his home until he was able to relocate to Winston-Salem, North Carolina after he joined our company.

(H)	For the fiscal year ended January 3, 2009, consists of tax gross up on imputed relocation costs ($54,095 for Mr. Nictakis) and tax gross up on the imputed value of discounts not available to all employees on Hanesbrands merchandise ($6 for Mr. Wyatt). For the fiscal year ended December 29, 2007, consists of tax gross up on personal use of company aircraft ($408 for Mr. Noll) and tax gross up on the imputed value of discounts not available to all employees on Hanesbrands merchandise ($3 for Mr. Noll and $9 for Mr. Wyatt). For the six months ended December 30, 2006, consists of tax gross up on imputed relocation costs ($7,209 for Mr. Wyatt) and tax gross up on personal use of company aircraft ($625 for Mr. Noll).

(I)	For the fiscal year ended January 3, 2009, consists of personal use of company aircraft by the named executive officer’s spouse to accompany the executive to a business function (Mr. Noll and Mr. Oliver), other personal use of company aircraft by the named executive officer’s immediate family members (Mr. Nictakis), company-paid medical examinations ($1,900 for Mr. Wyatt, $2,200 for Mr. Nictakis and $2,200 Mr. Oliver) and the imputed value of discounts not available to all employees on Hanesbrands merchandise (Mr. Wyatt). Although we have a fractional ownership interest in certain aircraft operated by NetJets Aviation, Inc., which we refer to in this Proxy Statement as our company aircraft, our named executive officers generally do not have access to such company aircraft for personal use. We recognize, however, that there may be circumstances where the presence of immediate family members and other personal guests at certain business gatherings may be helpful or even necessary. Travel by these individuals is allowed only if empty seats on company aircraft are available. For the fiscal year ended December 29, 2007, consists of personal use of company aircraft by the named executive officer’s spouse to accompany the executive to a business function (Mr. Noll), entertainment and meals for the named executive officer at a business function (Mr. Noll), entertainment and meals for the named executive officer’s spouse at a business function (Mr. Noll), the imputed value of discounts not available to all employees on Hanesbrands merchandise (Mr. Noll and Mr. Wyatt) and company-paid medical examinations (Mr. Noll and Mr. Wyatt). For the six months ended December 30, 2006, consists of financial advisory services (Mr. Noll), personal use of company automobile (Mr. Noll, Mr. Wyatt and Mr. Evans), personal use of company aircraft by the named executive officer’s spouse to accompany the executive to a business function (Mr. Noll) and reimbursement of commercial airfare for travel by the named executive officer’s spouse to accompany the executive to a business function (Mr. Wyatt and Mr. Evans). Although we eliminated financial advisory services as a perquisite, Sara Lee offered such services to our executives during the portion of the six months ended December 30, 2006 prior to the spin off on September 5, 2006. We subscribe for season tickets and lease suites at certain venues for business-related entertainment. Tickets for individual events that remain unused for business-related entertainment are periodically made available to employees, including the named executive officers, for personal use. However, as such subscriptions and leases are made for entire seasons or annual periods rather than individually by event, there is no incremental cost to us associated with periodically providing such tickets for personal use.

(7)	In light of Securities and Exchange Commission staff guidance that became available during 2007, these amounts were recalculated using the following assumptions that are different from the assumptions used in our Report on Form 10-K for the six months ended December 30, 2006: (i) the value of the benefit under the SERP has been calculated as a lump sum, rather than a life annuity, (ii) the portion of the benefit under each of the SERP and the Pension Plan that is payable as an unreduced benefit at age 62, the earliest unreduced commencement age under those plans, was valued at age 62 assuming the named executive officer continues to work until that age in order to become eligible for unreduced benefits, and (iii) the values of the benefits have been discounted assuming the named executive officer continues to live until the assumed benefit commencement age (no mortality discount has been applied).

(8)	We agreed to pay Mr. Nictakis a cash bonus of $500,000 in 2008 when he joined our company in November 2007.

(9)	The value of the pension benefits previously accrued by Mr. Evans decreased by $8,526 during the fiscal year ended December 29, 2007.

(10)	The value of the pension benefits previously accrued by Mr. Oliver decreased by $1,979 during the fiscal year ended December 29, 2007.

Grants of Plan-Based Awards

The following table sets forth a summary of grants of plan-based awards to the named executive officers for the fiscal year ended January 3, 2009.

Grants of Plan-Based Awards in 2008

								All Other
							All Other	Option
							Stock Awards:	Awards:		Grant Date
							Number of	Number of	Exercise or	Fair Value
				Estimated Future Payouts Under			Shares of	Securities	Base Price	of Stock
	Grant		Action	Non-Equity Incentive Plan Awards			Stock	Underlying	of Option	and Option
Name	Date(1)		Date	Threshold ($)	Target ($)	Maximum ($)	or Units	Options (#)	Awards ($/Sh)	Awards(2)

Richard A. Noll	01/29/2008		01/29/2008	0	1,200,000	1,800,000	—	—	—	—
	02/04/2008	(3)	01/29/2008	—	—	—	—	652,482	25.10	4,599,998
	12/09/2008	(4)	12/09/2008	—	—	—	161,064	418,182	14.28	4,599,995
E. Lee Wyatt Jr.	01/29/2008		01/29/2008	0	585,000	877,500	—	—	—	—
	02/04/2008	(3)	01/29/2008	—	—	—	23,307	82,979	25.10	1,170,008
	12/09/2008	(4)	12/09/2008	—	—	—	45,518	118,182	14.28	1,299,998
William J. Nictakis	01/29/2008		01/29/2008	0	600,000	900,000	—	—	—	—
	02/04/2008	(3)	01/29/2008	—	—	—	23,904	85,106	25.10	1,199,988
	12/09/2008	(4)	12/09/2008	—	—	—	42,017	109,091	14.28	1,200,003
Gerald W. Evans Jr.	01/29/2008		01/29/2008	0	600,000	900,000	—	—	—	—
	02/04/2008	(3)	01/29/2008	—	—	—	23,904	85,106	25.10	1,199,988
	12/09/2008	(4)	12/09/2008	—	—	—	42,017	109,091	14.28	1,200,003
Kevin W. Oliver	01/29/2008		01/29/2008	0	375,000	562,500	—	—	—	—
	02/04/2008	(3)	01/29/2008	—	—	—	14,940	53,191	25.10	749,991
	12/09/2008	(4)	12/09/2008	—	—	—	26,261	68,182	14.28	750,008

(1)	During 2008, after consultation with the Cook firm, the Compensation Committee determined to make decisions regarding 2009 compensation for executive officers at its meeting in December 2008, so that such decisions could be made prior to the January 1, 2009 effective date for any changes in total compensation opportunities rather than retroactively, and to approve equity grants simultaneously with those decisions. Regarding 2008 compensation, the Compensation Committee made decisions and approved equity grants at its meeting in January 2008. Therefore, two equity awards were made to the named executive officers and other employees during calendar year 2008.

(2)	The dollar values shown reflect the full compensation cost of the awards as described in FAS 123(R). The grant date fair value of the stock awards and option awards for each named executive officer is as follows:

		Grant Date Fair	Grant Date Fair
		Value of Stock	Value of Option
	Grant Date	Awards	Awards	Total

Richard A. Noll	02/04/2008	$—	$4,599,998	$4,599,998
	12/09/2008	2,299,994	2,300,001	4,599,995
E. Lee Wyatt Jr.	02/04/2008	$585,006	$585,002	$1,170,008
	12/09/2008	649,997	650,001	1,299,998
William J. Nictakis	02/04/2008	$599,990	$599,998	$1,199,988
	12/09/2008	600,003	600,000	1,200,003
Gerald W. Evans Jr.	02/04/2008	$599,990	$599,998	$1,199,988
	12/09/2008	600,003	600,000	1,200,003
Kevin W. Oliver	02/04/2008	$374,994	$374,997	$749,991
	12/09/2008	375,007	375,001	750,008

(3)	This award represents the annual long-term equity incentive award for 2008. The value of this award was split evenly between stock options and restricted stock units, except that Mr. Noll received his entire award in the form of stock options. The stock options vest 33%, 33% and 34% on the first anniversary, the second anniversary and the third anniversary, respectively, of the date of grant and expire on the seventh anniversary of the date of grant. The exercise price of the stock options is 100% of the fair market value of our common stock on the date of grant. The restricted stock units vest 33%, 33% and 34% on the first anniversary, the second anniversary and the third anniversary, respectively, of the date of grant.

(4)	This award represents the annual long-term equity incentive award for 2009. The value of this award was split evenly between stock options and restricted stock units. The stock options vest 33%, 33% and 34% on the first anniversary, the second anniversary and the third anniversary, respectively, of the date of grant and expire on the tenth anniversary of the date of grant. The exercise price of the stock options is 100% of the fair market value of our common stock on the date of grant. The restricted stock units vest 33%, 33% and 34% on the first anniversary, the second anniversary and the third anniversary, respectively, of the date of grant.

Discussion of Summary Compensation Table and Grants of Plan-Based Awards Table

As discussed above under “Elements of Compensation and Analysis of Compensation Decisions,” the base salaries for our named executive officers are determined based on their experience and the scope of their responsibilities both on an individual basis and in relation to the experience and scope of responsibilities of other executives. The Compensation Committee also applies the executive compensation benchmarking criteria. For the fiscal year ended January 3, 2009, bonuses were paid in accordance with the performance targets set under the AIP. See “Elements of Compensation and Analysis of Compensation Decisions” for an analysis of the salary and bonus paid to our named executive officers for the fiscal year ended January 3, 2009.

During 2008, consistent with the objectives of the Omnibus Incentive Plan of providing employees with a proprietary interest in our company and aligning employee interest with that of our stockholders, we made long-term incentive equity awards in respect of our 2008 and 2009 fiscal years, as described above. For executive officers, including the named executive officers, the form of these awards was split evenly between stock options and restricted stock units (except that Mr. Noll received his entire 2008 award in the form of stock options) that vest 33%, 33% and 34% on the first anniversary, second anniversary and third anniversary, respectively, of the date of grant. As discussed above, the Compensation Committee determined that a change in the mix of stock options and restricted stock units issued to Mr. Noll was appropriate as a means of further linking pay to performance. The number of stock options granted to each recipient was determined based on a Black-Scholes option-pricing model. The exercise price of the stock options is 100% of the fair market value of our common stock on the grant date. For the 2009 awards, the Compensation Committee, upon the recommendation of the Cook firm and after reviewing benchmark information, determined to grant stock options that expire ten years after the grant to be more consistent with current market practice. Stock options previously awarded generally expire seven years after the date of grant date. The awards made to our named executive officers are reflected in the “Summary Compensation Table” and the “Grants of Plan-Based Award Table” above and are discussed above in “Elements of Compensation and Analysis of Compensation Decisions.”

Outstanding Equity Awards

The following table sets forth certain information with respect to outstanding equity awards at January 3, 2009 for each of the named executive officers.

Outstanding Equity Awards at Fiscal 2008 Year-End

	Option Awards					Stock Awards
		Number of	Number of
		Securities	Securities			Number of
		Underlying	Underlying			Shares or Units	Market Value of
		Unexercised	Unexercised			of Stock That	Shares or Units of
		Options (#)	Options (#)	Option Exercise	Option Expiration	Have Not	Stock That Have
Name		Exercisable	Unexercisable	Price ($)	Date	Vested (#)	Not Vested ($)(1)

Richard A. Noll	(2)	—	418,182	14.28	12/09/2018	161,064	2,122,824
	(3)	—	652,482	25.10	02/04/2015	—	—
	(4)	146,903	298,258	25.10	02/05/2014	30,698	404,600
	(5)	121,382	—	22.37	09/26/2013	—	—
	(6)	107,317	55,285	22.37	09/26/2013	18,239	240,390
	(7)	134,146	69,106	22.37	09/26/2013	67,054	883,772
	(8)	71,011	—	22.37	09/26/2011	—	—
E. Lee Wyatt Jr.	(2)	—	118,182	14.28	12/09/2018	45,518	599,927
	(3)	—	82,979	25.10	02/04/2015	23,307	307,186
	(4)	23,419	47,549	25.10	02/05/2014	14,682	193,509
	(5)	77,031	—	22.37	09/26/2013	—	—
	(6)	49,187	25,339	22.37	09/26/2013	8,360	110,185
William J. Nictakis	(2)	—	109,091	14.28	12/09/2018	42,017	553,784
	(3)	—	85,106	25.10	02/04/2015	23,904	315,055
	(9)	46,262	93,925	29.35	12/11/2014	40,886	538,877
Gerald W. Evans Jr.	(2)	—	109,091	14.28	12/09/2018	42,017	553,784
	(3)	—	85,106	25.10	02/04/2015	23,904	315,055
	(4)	18,096	36,743	25.10	02/05/2014	11,345	149,527
	(5)	42,989	—	22.37	09/26/2013	—	—
	(6)	38,008	19,580	22.37	09/26/2013	6,460	85,143
	(7)	38,008	19,580	22.37	09/26/2013	18,999	250,407
	(8)	52,029	—	22.37	09/26/2011	—	—
Kevin W. Oliver	(2)	—	68,182	14.28	12/09/2018	26,261	346,120
	(3)	—	53,191	25.10	02/04/2015	14,940	196,909
	(4)	10,538	21,397	25.10	02/05/2014	6,607	87,080
	(5)	25,035	—	22.37	09/26/2013	—	—
	(6)	22,134	11,403	22.37	09/26/2013	3,762	49,583
	(7)	22,134	11,403	22.37	09/26/2013	11,064	145,824
	(8)	11,930	—	22.37	09/26/2011	—	—

(1)	Calculated by multiplying $13.18, the closing market price of our common stock on January 2, 2009, by the number of restricted stock units which have not vested.

(2)	These awards were granted on December 9, 2008. The stock options vest 33%, 33% and 34% on the first anniversary, the second anniversary and the third anniversary, respectively, of the date of grant and expire on the tenth anniversary of the date of grant. The exercise price of the stock options is 100% of the fair market value of our common stock on the date of grant. The restricted stock units vest 33%, 33% and 34% on the first anniversary, the second anniversary and the third anniversary, respectively, of the date of grant.

(3)	These awards were granted on February 4, 2008. The stock options vest 33%, 33% and 34% on the first anniversary, the second anniversary and the third anniversary, respectively, of the date of grant and expire on the seventh anniversary of the date of grant. The exercise price of the stock options is 100% of the fair market value of our common stock on the date of grant. The restricted stock units vest 33%, 33% and 34% on the first anniversary, the second anniversary and the third anniversary, respectively, of the date of grant (Mr. Noll received his entire award in the form of stock options).

(4)	These awards were granted on February 5, 2007. The stock options vest 33%, 34% and 33% on the first anniversary, the second anniversary and the third anniversary, respectively, of the date of grant and expire on the seventh anniversary of the date of grant. The exercise price of the stock options is 100% of the fair market value of our common stock on the date of grant. The restricted stock units vest 33%, 34% and 33% on the first anniversary, the second anniversary and the third anniversary, respectively, of the date of grant.

(5)	These stock options were granted on September 26, 2006. The stock options vest 50% on August 31, 2007 and 50% on August 31, 2008 and expire on the seventh anniversary of the date of grant. The exercise price of the stock options is 100% of the fair market value of our common stock on the date of grant.

(6)	These awards were granted on September 26, 2006. The stock options vest 33%, 33% and 34% on the first anniversary, the second anniversary and the third anniversary, respectively, of the date of grant and expire on the seventh anniversary of the date of grant. The exercise price of the stock options is 100% of the fair market value of our common stock on the date of grant. The restricted stock units vest 33%, 33% and 34% on the first anniversary, the second anniversary and the third anniversary, respectively, of the date of grant.

(7)	These awards were granted on September 26, 2006. The stock options vest 33%, 33% and 34% on the first anniversary, the second anniversary and the third anniversary, respectively, of the date of grant and expire on the seventh anniversary of the date of grant. The exercise price of the stock options is 100% of the fair market value of our common stock on the date of grant. The restricted stock units vest 100% on the third anniversary of the date of grant.

(8)	These stock options were granted on September 26, 2006. The stock options were vested and exercisable on the date of grant and expire on the fifth anniversary of the date of grant. The exercise price of the stock options is 100% of the fair market value of our common stock on the date of grant.

(9)	These awards were granted on December 11, 2007. The stock options vest 33%, 33% and 34% on the first anniversary, the second anniversary and the third anniversary, respectively, of the date of grant and expire on the seventh anniversary of the date of grant. The exercise price of the stock options is 100% of the fair market value of our common stock on the date of grant. The restricted stock units vest 100% on the third anniversary of the date of grant.

Option Exercises and Stock Vested

The following table sets forth certain information with respect to options exercised and stock awards vested during the fiscal year ended January 3, 2009 with respect to the named executive officers.

Option Exercises and Stock Vested in 2008

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares
	Acquired on	Upon	Acquired on	Value Realized
Name	Exercise (#)	Exercise ($)	Vesting (#)	on Vesting ($)

Richard A. Noll	—	—	52,192	1,224,826	(1)
E. Lee Wyatt Jr.	—	—	72,339	1,677,571
William J. Nictakis	—	—	—	—
Gerald W. Evans Jr.	—	—	18,718	439,287
Kevin W. Oliver	—	—	10,901	255,833	(1)

(1)	The shares of common stock that would have been received upon vesting were deferred into a stock equivalent account balance under the Executive Deferred Compensation Plan. Balances in this account may not be reallocated and are settled on a share-for-share basis of Hanesbrands common stock at the time specified by the executive at the time of the deferral election, which in no case shall be prior to the January 1 following the first anniversary of the date the deferral election is made.

Pension Benefits

Certain of our executive officers, including certain of our named executive officers, participate in the Pension Plan and the SERP. The Pension Plan is a frozen defined benefit pension plan, intended to be qualified under Section 401(a) of the Internal Revenue Code, that provides the benefits that had accrued for our employees, including certain of our named executive officers, under the Sara Lee Corporation Consolidated Pension and Retirement Plan as of December 31, 2005. The Defined Benefit Component of the SERP is an unfunded deferred compensation plan that, in part, will provide the nonqualified supplemental pension benefits that had accrued for certain of our employees, including certain of our named executive officers, under the Sara Lee Corporation Supplemental Executive Retirement Plan with respect to benefits accrued through December 31, 2005 that could not be provided under the Sara Lee Corporation Consolidated Pension and Retirement Plan because of various Internal Revenue Code limitations.

Normal retirement age is age 65 for purposes of both the Pension Plan and the SERP. The normal form of benefits under the Pension Plan is a life annuity for single participants and a qualified joint and survivor annuity for married participants. The normal form of benefits under the SERP is a lump sum. None of our named executive officers is eligible for early retirement under the Pension Plan or the SERP, each of which provides that participants who have attained at least age 55 and completed at least ten years of service are eligible for unreduced benefits at age 62, or benefits reduced by 5/12 of one percent thereof for each month by which the date of commencement of such benefit precedes the first day of the month coincident with or next following the month in which the participant attains age 62.

At the end of 2008, we provided all active participants in the SERP with an election to receive the accrued Defined Benefit Component of their SERP benefit in the form of a lump sum payment in 2009 or 2010. We offered this election as part of the required changes mandated by Section 409A, and eligible participants could make this election in addition to or instead of any election with respect to the Defined Contribution Component of the SERP. The value of the lump sum payment with respect to the Defined Benefit Component of the SERP was calculated based on the participant’s age 65 SERP Defined Benefit Component benefit and an interest rate of 5.25%. The lump sum amounts do not include the value of any early retirement subsidies and accordingly may be significantly less valuable than the amount the participant could have received if the participant had been eligible for early retirement (at least age 55 with 10 years of service) when the participant’s employment with us terminates. Any SERP participant who elected to receive this lump sum payment will not be entitled to any additional payments with respect to the Defined Benefit Component of the SERP. Payments to Mr. Noll, who elected to receive a lump sum payment in 2009, will be shown in the Pension Benefits table for 2009; none of the named executive officers elected to receive a lump sum payment in 2010.

The following table sets forth certain information with respect to the value of pension benefits accumulated by our named executive officers during the fiscal year ended January 3, 2009.

Pension Benefits — 2008

			Present Value of	Payments
		Number of Years	Accumulated	During Last
Name	Plan Name	Credited Service (#)	Benefit ($)(1)	Fiscal Year ($)

Richard A. Noll	Pension Plan	13.75	272,710	—
	SERP	13.75	1,139,089	—
E. Lee Wyatt Jr.(2)	—	—	—	—
William J. Nictakis(2)	—	—	—	—
Gerald W. Evans Jr.	Pension Plan	22.50	272,410	—
	SERP	22.50	574,831	—
Kevin W. Oliver(3)	Pension Plan	3.00	72,334	—
	SERP	3.00	84,043	—

(1)	Present values for the Pension Plan are computed as of January 3, 2009, using the FAS discount rate of 6.1% and the FAS healthy mortality table (the sex-specific RP 2000 mortality table projected for mortality improvement to 2015 with a white-collar adjustment). A participant’s total benefit payable pursuant to the Pension Plan consist of two parts: a pension benefit and a retirement benefit. Different optional forms of payment are available for each benefit. The assumed payment form election for the pension benefit is a single life annuity. For the retirement benefit, we assume that there is a 60% probability that the participant will elect a seven year certain only annuity and a 40% probability that the participant will elect a single life annuity. If a participant has both a pension benefit and a retirement benefit, the payment form assumption is applied to each benefit amount separately, in all cases assuming the participant commences each portion of the benefit at the earliest unreduced age. Benefits under the SERP are payable as a lump sum, which lump sum has been computed using the SERP’s interest rate of 4.75% (120% of the October 30-year Treasury rate for each year, rounded to the nearest 1/4%) and the mortality prescribed under Revenue Ruling 2001-62. Present values as of January 3, 2009 of the SERP lump sum are determined using the FAS discount rate of 6.40%. For both the Pension Plan and the SERP, we also used the following assumptions: (i) the portion of the benefit that is payable as an unreduced benefit at age 62, the earliest unreduced commencement age under the Pension Plan for the pension benefit and the SERP, was valued at age 62 assuming the named executive officer continues to work until that age in order to become eligible for unreduced benefits, (ii) the portion of the benefit that is payable as an unreduced benefit at age 65, the earliest unreduced commencement age under the Pension Plan for the retirement benefit, was valued at age 65 assuming the named executive officer survives until that age in order to become eligible to receive the retirement benefit unreduced and (iii) the values of the benefits have been discounted assuming the named executive officer continues to live until the assumed benefit commencement age (no mortality discount has been applied). All of the foregoing assumptions, except for the assumption that the named executive officer lives and works until retirement, which we have used in light of Securities and Exchange Commission guidance, are the same as those we use for financial reporting purposes under generally accepted accounting principles.

(2)	Mr. Wyatt and Mr. Nictakis do not have any pension benefits because they were not eligible to receive benefits prior to December 31, 2005.

(3)	A portion of Mr. Oliver’s benefit under each of the SERP and the Pension Plan is payable in the form of a lump sum at age 65 as a result of service credited under an alternative formula.

Nonqualified Deferred Compensation

Under the Executive Deferred Compensation Plan, a group of approximately 260 executives at the director level and above, including our named executive officers, may defer receipt of cash and equity compensation. The amount of compensation that may be deferred is determined in accordance with the Executive Deferred Compensation Plan based on elections by each participant. At the election of the executive, amounts deferred under the Executive Deferred Compensation Plan will (i) earn a return equivalent to the return on an investment in an interest-bearing account earning interest based on the Federal Reserve’s published rate for five-year constant maturity Treasury notes at the beginning of the calendar year, which was 3.28% for 2008 and will be 1.72% for 2009, or (ii) be deemed to be invested in a stock equivalent account and earn a return based on our stock price. The amount payable to participants will be payable either on the withdrawal date elected by the participant or upon the occurrence of certain events as provided under the Executive Deferred Compensation Plan. A participant may designate one or more beneficiaries to receive any portion of the obligations payable in the event of death; however, neither participants nor their beneficiaries may transfer any right or interest in the Executive Deferred Compensation Plan.

Nonqualified deferred compensation is also provided pursuant to the SERP. At the end of 2008, we provided all active participants in the SERP with an election to receive the accrued Defined Contribution Component of their SERP benefit as of December 31, 2008 in the form of a lump sum payment in 2009 or 2010. As with the election we provided with respect to the accrued Defined Benefit Component of the SERP, we offered this election as part of the required changes mandated by Section 409A which took full effect at the end of 2008, and eligible participants could make this election in addition to or instead of any election with respect to the Defined Benefit Component of the SERP. Payments to Mr. Evans, who elected to receive a lump sum payment in 2009, will be shown in the Nonqualified Deferred Compensation table for 2009; payments to Mr. Noll and Mr. Oliver, who elected to receive a lump sum payment in 2010, will be shown in the Nonqualified Deferred Compensation table for 2010. After January 1, 2009, we will distribute all new contributions to the SERP to participants, including the named executive officers, on an annual basis.

The following table sets forth certain information with respect to contributions to and withdrawals from nonqualified deferred compensation plans by our named executive officers during the fiscal year ended January 3, 2009.

Nonqualified Deferred Compensation — 2008

					Aggregate		Aggregate
		Executive		Registrant	Earnings	Aggregate	Balance at
		Contributions		Contributions	in Last	Withdrawals/	Last FYE
Name	Plan(1)	in Last FY ($)		in Last FY ($)(2)	FY ($)(3)	Distributions ($)	($)(4)

Richard A. Noll	SERP	—		391,920	(507,306)	—	878,678
	Executive Deferred Compensation Plan	1,224,826	(5)	—	(1,065,411)	—	1,176,513
E. Lee Wyatt Jr.	SERP	—		78,384	(63,231)	—	139,045
	Executive Deferred Compensation Plan	387,684	(6)	—	(510,292)	—	503,274
William J. Nictakis	SERP	—		77,290	—	—	77,290
	Executive Deferred Compensation Plan	—		—	—	—	—
Gerald W. Evans Jr.	SERP	—		198,160	(217,650)	—	406,996
	Executive Deferred Compensation Plan	—		—	1,098	—	1,901,333
Kevin W. Oliver	SERP	—		64,838	(82,421)	—	143,923
	Executive Deferred Compensation Plan	255,833	(5)	—	(221,151)	—	244,449

(1)	Information is for or as of the end of our fiscal year ended January 3, 2009, except that, due to limitations of the previous administrator of the Executive Deferred Compensation Plan, information with respect to the Executive Deferred Compensation Plan is for or as of the end of the period from January 1, 2008 through January 3, 2009.

(2)	Represents our contribution to the SERP during the fiscal year ended January 3, 2009. As discussed above in “Post-Employment Compensation,” the SERP provides to those employees whose compensation exceeds a threshold established by the Internal Revenue Code benefits that would be earned under the 401(k) Plan but for these limitations. The SERP also provides benefits consisting of transitional defined contribution credits, which transitional credits were in the amount of $246,192 for Mr. Noll, $129,936 for Mr. Evans and $27,746 for Mr. Oliver during the fiscal year ended January 3, 2009. All of these amounts are included in the Summary Compensation Table in the “All Other Compensation” column.

(3)	No portion of these earnings were included in the Summary Compensation Table because neither the Executive Deferred Compensation Plan nor the SERP provides for “above-market” or preferential earnings as defined in applicable Securities and Exchange Commission rules.

(4)	The following amounts were reported as compensation in the Summary Compensation Table for the fiscal year ended December 29, 2007: $258,400 for Mr. Noll; $227,340 for Mr. Wyatt; $117,268 for Mr. Evans and $37,925 for Mr. Oliver. For Mr. Noll, Mr. Evans and Mr. Oliver, these amounts consist entirely of our contribution to the SERP during the fiscal year ended December 29,2007; for Mr. Wyatt, consists of our contribution to the SERP ($47,340) and deferrals by Mr. Wyatt of cash and bonus under the Executive Deferred Compensation Plan ($180,000) during the fiscal year ended December 29, 2007.

(5)	Consists of the participant’s deferrals of vested restricted stock units granted pursuant to the Omnibus Incentive Plan under the Executive Deferred Compensation Plan during the fiscal year ended January 3, 2009; all of these amounts are included in the Option Exercises and Stock Vested Table in the “Value Realized on Vesting” column.

(6)	Consists of the participant’s deferrals of cash and bonuses under the Executive Deferred Compensation Plan during the fiscal year ended January 3, 2009; all of these amounts are included in the Summary Compensation Table in the “Salary” or “Non-Equity Incentive Plan Compensation” column.

Potential Payments upon Termination or Change in Control

The termination benefits provided to our executive officers, including our named executive officers, upon their voluntary termination of employment, or termination due to death or total and permanent disability, do not discriminate in scope, terms or operation in favor of our executive officers compared to the benefits offered to all salaried employees. The following describes the potential payments to executive officers upon an involuntary severance or a termination of employment in connection with a change in control. The information presented in this section is computed assuming that the triggering event took place on January 2, 2009, the last business day of the fiscal year ended January 3, 2009, and that the value of a share of our common stock is $13.18, the closing price per share of our common stock on January 2, 2009.

Termination or Change in Control Payments

		Voluntary Termination		Involuntary Termination
					Not For		Change in
		Resignation(1)	Retirement(1)	For Cause(1)	Cause		Control

Richard A. Noll	Severance	$—	$—	$—	$1,600,000	(2)	$6,000,000	(3)
	Long-term incentive(4)	—	—	—	—		3,651,585
	Benefits and perquisites				8,500	(5)	390,657	(6)
	Tax gross-up(7)	—	—	—	—		—
	Total	$—	$—	$—	$1,608,500		$10,042,242
E. Lee Wyatt Jr.	Severance	$—	$—	$—	$585,000	(2)	$2,340,000	(3)
	Long-term incentive(4)	—	—	—	—		1,210,807
	Benefits and perquisites				8,500	(5)	260,200	(6)
	Tax gross-up(7)	—	—	—	—		—
	Total	$—	$—	$—	$593,500		$3,811,007
William J. Nictakis	Severance	$—	$—	$—	$600,000	(2)	$2,400,000	(3)
	Long-term incentive(4)	—	—	—	—		1,407,716
	Benefits and perquisites				8,500	(5)	234,779	(6)
	Tax gross-up(7)	—	—	—	—		—
	Total	$—	$—	$—	$608,500		$4,042,495
Gerald W. Evans Jr.	Severance	$—	$—	$—	$1,200,000	(2)	$2,400,000	(3)
	Long-term incentive(4)	—	—	—	—		1,353,916
	Benefits and perquisites				8,500	(5)	152,233	(6)
	Tax gross-up(7)	—	—	—	—		—
	Total	$—	$—	$—	$1,208,500		$3,906,148
Kevin W. Oliver	Severance	$—	$—	$—	$437,500	(2)	$1,500,000	(3)
	Long-term incentive(4)	—	—	—	—		825,516
	Benefits and perquisites				8,500	(5)	$115,076
	Tax gross-up(7)	—	—	—	—		—
	Total	$—	$—	$—	$446,000		$2,440,592

(1)	An executive who is terminated by us for cause, or who voluntarily resigns other than at the request of Hanesbrands or retires, will receive no severance benefit.

(2)	If the employment of an executive officer, including a named executive officer, is terminated by us for any reason other than for cause, or if an executive officer terminates his or her employment at our request, we will pay that officer benefits for a period of 12 to 24 months depending on his or her position and combined continuous length of service with Hanesbrands and with Sara Lee. The monthly severance benefit that we would pay to each executive officer is based on the executive officer’s base salary (and, in limited cases, bonus), divided by 12. To receive these payments, the executive officer must sign an agreement that prohibits, among other things, the executive officer from working for our competitors, soliciting business from our customers, attempting to hire our employees and disclosing our confidential information. The executive officer also must agree to release any claims against us. Payments terminate if the terminated executive officer becomes employed by one of our competitors. The terminated executive officer also would receive a pro-rated payment under any incentive plans applicable to the fiscal year in which the termination occurs based on actual full fiscal year performance. We have not estimated a value for these incentive plan payments because the officer would be entitled to such payments if employed by us on the last day of our fiscal year, regardless of whether termination occurred.

(3)	Includes both involuntary company-initiated terminations of the named executive officer’s employment and terminations by the named executive officer due to “good reason” as defined in the officer’s Severance Agreement. The executive receives a lump sum payment, two times (or three times in the case of Mr. Noll) his or her cash compensation, consisting of base salary, the greater of their current target bonus or their average actual bonus over the prior three years and the matching contribution to the defined contribution plan in which the executive officer is participating (the amount of the contribution to the defined contribution plan is reflected in “Benefits and perquisites”). To receive these payments, the executive officer must sign an agreement that prohibits, among other things, the executive officer from working for our competitors, soliciting business from our customers, attempting to hire our employees and disclosing our confidential information. The executive officer also must agree to release any claims against us. Payments terminate if the terminated executive officer becomes employed by one of our competitors. The terminated officer will also receive a pro-rated portion of his or her annual bonus for the fiscal year in which the termination occurs based upon actual performance as of the date of termination. We have not estimated a value for these payments because the officer would be entitled to such payments if employed by us on the last day of our fiscal year, regardless of whether termination occurred. The terminated officer will also receive a pro-rata portion of his or her long-term cash incentive plan payment for any performance period that is at least 50% completed prior to the executive officer’s termination date and the replacement of lost savings and retirement benefits through the SERP. We have not estimated the value for long-term cash incentive plan payments because we have not currently implemented such a plan.

(4)	Upon a change in control, as defined in the Omnibus Incentive Plan, all outstanding awards under the Omnibus Incentive Plan, including those to named executive officers, fully vest regardless of whether a termination of employment occurs, except as otherwise determined by the Compensation Committee at the time of the grant of an award. None of the restricted stock units we have granted to date provide otherwise. All of the options we have granted to date, however, provide that acceleration upon a change in control will only occur if an involuntary termination of employment (including a voluntary termination by the executive officer following a change in control for “good reason”) also occurs. Stock options are valued based upon the “spread” (i.e., the difference between the closing price of our common stock on January 2, 2009 and the exercise price of the stock options) on all unvested stock options; restricted stock units are valued based upon the number of unvested restricted stock units multiplied by the closing price of our common stock on January 2, 2009.

(5)	Reflects outplacement services ($8,500 for each of the named executive officers). The terminated executive officer’s eligibility to participate in our medical, dental and executive life insurance plans would continue for the same number of months for which he or she is receiving severance payments. However, these continued welfare benefits are available to all salaried employees and do not discriminate in scope, terms or operation in favor of our executive officers compared to the involuntary termination benefits offered to all salaried employees. The terminated executive officer’s participation in all other benefit plans would cease as of the date of termination of employment.

(6)	Reflects health and welfare benefits continuation ($135,965 for Mr. Noll, $104,809 for Mr. Wyatt, $84,468 for Mr. Nictakis, $57,109 for Mr. Evans and $51,084 for Mr. Oliver), three years, with respect to Mr. Noll, and two years, with respect to Mr. Wyatt, Mr. Nictakis, Mr. Evans and Mr. Oliver, of scheduled company matching contributions to our defined contribution plans calculated based on current base salary and target bonus ($246,192 for Mr. Noll, $96,784 for Mr. Wyatt, $55,690 for Mr. Nictakis, $86,624 for Mr. Evans and $55,492 for Mr. Oliver), full vesting of any unvested retirement amounts ($50,107 for Mr. Wyatt and $86,121 for Mr. Nictakis), and outplacement services ($8,500 for each of the named executive officers). In computing the value of continued participation in our medical, dental and executive insurance plans, we have assumed that the current cost to us of providing these plans will increase annually at a rate of 4%.

(7)	In the event that any payments made in connection with a change in control would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, we will make tax equalization payments with respect to the executive officer’s compensation for all federal, state and local income and excise taxes, and any penalties and interest, but only if the total payments made in connection with a change in control exceed 330% of such executive officer’s “base amount” (as determined under Section 280G(b) of the Internal Revenue Code, and which consists of the average total taxable compensation we paid to the executive officer for the five calendar years ending prior to the change in control). Otherwise, the payments made to such executive officer in connection with a change in control that are classified as parachute payments will be reduced so that the value of the total payments to such executive officer is one dollar ($1) less than the maximum amount such executive officer may receive without becoming subject to the tax imposed by Section 4999 of the Internal Revenue Code.

Report of Compensation Committee on Executive Compensation

The information contained in this Compensation Committee Report shall not be deemed to be “soliciting material” or “filed” or “incorporated by reference” in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), except to the extent that Hanesbrands specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

Mr. Schindler and Mr. Johnson served as members of the Compensation Committee during the entire fiscal year ended January 3, 2009; Mr. Schindler became its chair on July 22, 2008. Mr. Mulcahy joined the Compensation Committee on July 21, 2008. During the fiscal year ended January 3, 2009, Harry A. Cockrell, who ceased serving as a member of our Board of Directors on April 22, 2008, and Mr. Coker, who ceased serving as a member of our Board of Directors on December 8, 2008, also served as members of the Compensation Committee; Mr. Coker was its chair until July 22, 2008. The Compensation Committee was at all times during the fiscal year ended January 3, 2009 comprised solely of non-employee directors each of whom was: (i) independent as defined under New York Stock Exchange listing standards, (ii) a non-employee director for purposes of Rule 16b-3 under the Exchange Act, and (iii) an outside director for purposes of Section 162(m) of the Internal Revenue Code.

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement.

Respectfully submitted,

Andrew J. Schindler, Chair
James C. Johnson
J. Patrick Mulcahy

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Mr. Schindler, Mr. Johnson and Mr. Mulcahy. During the fiscal year ended January 3, 2009, Harry A. Cockrell, who ceased serving as a member of our Board of Directors on April 22, 2008, and Mr. Coker, who ceased serving as a member of our Board of Directors on December 8, 2008, also served as members of the Compensation Committee. No interlocking relationship exists between our Board of Directors or Compensation Committee (including those who served on the Compensation Committee during the fiscal year ended January 3, 2009 who are no longer serving on the Compensation Committee) and the Board of Directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

OTHER MATTERS

Other Information About Hanesbrands

We will provide without charge to each person solicited pursuant to this Proxy Statement, upon the written request of any such person, a copy of our Annual Report on Form 10-K for the fiscal year ended January 3, 2009, including the financial statements and the financial statement schedules required to be filed with the Securities and Exchange Commission, or any exhibit to that Annual Report on Form 10-K. Requests should be in writing and directed to Hanesbrands Inc., 1000 East Hanes Mill Road, Winston-Salem, North Carolina 27105, Attention: Corporate Secretary.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, certain of our other officers and persons who beneficially own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership of these securities with the Securities and Exchange Commission. Directors, officers and greater than ten percent beneficial owners are required by applicable regulations to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of the forms furnished to us with respect to the fiscal year ended January 3, 2009 or written representations that no other reports were required, all Section 16(a) filing requirements applicable to our directors, officers and greater than ten percent beneficial owners were complied with.

Matters Raised at the Annual Meeting not Included in this Proxy Statement

We do not know of any matters to be acted upon at the Annual Meeting other than those discussed in this Proxy Statement. If any other matter is properly presented at the Annual Meeting, proxy holders will vote on the matter in their discretion.

Solicitation Costs

We will pay the cost of soliciting proxies for the Annual Meeting, including the cost of mailing. The solicitation is being made by mail and may also be made by telephone or in person using the services of a number of regular employees of Hanesbrands at nominal cost. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses incurred in sending proxy materials to beneficial owners of Shares. We have engaged Laurel Hill Advisory Group, LLC to solicit proxies and to assist with the distribution of proxy materials for a fee of $7,500 plus reasonable out-of-pocket expenses.

Householding

Stockholders residing in the same household who hold their stock through a bank or broker may receive only one Notice of Annual Meeting and Internet Availability (or Proxy Statement, for those who receive a printed copy of the Proxy Statement) in accordance with a notice sent earlier by their bank or broker. This practice of sending only one copy of proxy materials is called “householding,” and saves us money in printing and distribution costs. This practice will continue unless instructions to the contrary are received by your bank or broker from one or more of the stockholders within the household.

If you hold your shares in “street name” and reside in a household that received only one copy of the proxy materials, you can request to receive a separate copy in the future by following the instructions sent by your bank or broker. If your household is receiving multiple copies of the proxy materials, you may request that only a single set of materials be sent by following the instructions sent by your bank or broker.

Stockholder Proposals For Next Annual Meeting

If you want to make a proposal for consideration at next year’s Annual Meeting and have it included in our proxy materials, Hanesbrands must receive your proposal no later than the 120th day prior to the anniversary of the date of these proxy materials, November 12, 2009, and the proposal must comply with the rules of the Securities and Exchange Commission.

If you want to make a proposal or nominate a director for consideration at next year’s Annual Meeting without having the proposal included in our proxy materials, you must comply with the current advance notice provisions and other requirements set forth in our Bylaws. Under our Bylaws, a stockholder may nominate a director or submit a proposal for consideration at an annual meeting by giving adequate notice to our Corporate Secretary. To be adequate, that notice must contain information specified in our Bylaws and be received by us not earlier than the 150th day nor later than 5:00 p.m., Eastern time, on the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. If, however, the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern time, on the later of the 120th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Therefore, Hanesbrands must receive your nomination or proposal on or after October 13, 2009 and prior to 5:00 p.m., Eastern time, on November 12, 2009, unless the date of the Annual Meeting is advanced or delayed by more than 30 days from the anniversary date of the 2009 Annual Meeting.

If Hanesbrands does not receive your proposal or nomination by the appropriate deadline, then it may not be brought before the 2009 Annual Meeting. The fact that we may not insist upon compliance with these requirements should not be construed as a waiver by our right to do so at any time in the future.

You should address your proposals or nominations to Hanesbrands Inc., 1000 East Hanes Mill Road, Winston-Salem, North Carolina 27105, Attention: Corporate Secretary.

By Order of the Board of Directors
HANESBRANDS INC.

Joia M. Johnson
Executive Vice President, General
  Counsel and Corporate Secretary

March 12, 2009

Appendix A

CATEGORICAL STANDARDS FOR DETERMINING DIRECTOR INDEPENDENCE

Excerpt from Hanesbrands’ Corporate Governance Guidelines

No director will qualify as an independent director of Hanesbrands unless the Board has affirmatively determined that the director meets the standards for being an independent director established from time to time by the New York Stock Exchange (“NYSE”), the U.S. Securities and Exchange Commission and any other applicable governmental and regulatory bodies. To be considered independent under the rules of the NYSE, the Board must affirmatively determine that a director has no material relationship with Hanesbrands (either directly or as a partner, shareholder or officer of an organization that has a relationship with Hanesbrands). To assist it in determining each director’s independence in accordance with the NYSE’s rules, the Board has established guidelines, which provide that a Hanesbrands director will be presumed to be independent unless:

•	within the preceding three years, the Hanesbrands director was an employee, or an immediate family member of the director was an executive officer, of Hanesbrands;

•	within the preceding three years, the Hanesbrands director received during any twelve-month period more than $120,000 in direct compensation from Hanesbrands, or an immediate family member of the director received during any twelve-month period more than $120,000 in direct compensation for services as an executive officer of Hanesbrands, excluding director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	any of (1) the Hanesbrands director or an immediate family member of the Hanesbrands director is a current partner of a firm that is Hanesbrands’ internal or independent auditor; (2) the Hanesbrands director is a current employee of such a firm; (3) an immediate family member of the Hanesbrands director is a current employee of such a firm and personally worked on Hanesbrands’ audit; or (4) the Hanesbrands director or an immediate family member of the Hanesbrands director was, within the last three years (but is no longer), a partner or employee of such a firm and personally worked on Hanesbrands’ audit within that time;

•	within the preceding three years, a Hanesbrands executive officer served on the board of directors of a company that, at the same time, employed the Hanesbrands director, or an immediate family member of the director, as an executive officer;

•	the Hanesbrands director is a current executive officer or employee, or an immediate family member of the Hanesbrands director is a current executive officer, of another company that made payments to or received payments from Hanesbrands for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or two percent (2%) of such other company’s consolidated gross revenues;

•	the Hanesbrands director serves as an officer, director or trustee of a charitable organization, and discretionary charitable contributions by Hanesbrands to such organization, in the aggregate in any one year, exceed the greater of $1 million, or two percent (2%) of that organization’s total annual charitable receipts (and “discretionary charitable contributions” shall include corporate cash contributions (including support for benefit events), grants from any charitable foundation established by Hanesbrands, and product donations); or

•	the Hanesbrands director is an executive officer of another company which is indebted to Hanesbrands, or to which Hanesbrands is indebted, and the total amount of either company’s indebtedness to the other is more than two percent (2%) of the total consolidated assets of the company the Hanesbrands director serves as an executive officer.

A-1

For purposes of these guidelines, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home, and references to “Hanesbrands” include all subsidiaries and divisions that are consolidated with Hanesbrands Inc.

The Board annually will review all commercial and charitable relationships between its directors and Hanesbrands to determine whether the directors meet these categorical independence tests. If a director has a relationship with Hanesbrands that is not covered by these independence guidelines, those Hanesbrands directors who satisfy such guidelines will consider the relevant circumstances and make an affirmative determination regarding whether such relationship is material or immaterial, and whether the director would therefore be considered independent under the NYSE’s rules.

Hanesbrands will disclose in its proxy statement (a) the basis for any Board determination that a relationship was immaterial despite the fact that it did not meet the categorical independence tests set forth above, and (b) any charitable contributions made by Hanesbrands to any charitable organization in which a Hanesbrands director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million, or two percent (2%) of such charitable organization’s consolidated gross revenues.

A-2

1000 EAST HANES MILL ROAD WINSTON-SALEM, NC 27105	VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the Web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Hanesbrands Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Hanesbrands Inc. in mailing proxy materials, you can consent to receiving all future meeting notices, proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HANESBRANDS INC.

1.	Election of Directors

	Nominees: 01) Chaden 02) Griffin 03) Johnson 04) Mathews 05) Mulcahy	06) Nelson 07) Noll 08) Schindler 09) Ziegler	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Vote On Proposal		For	Against	Abstain

2.	To ratify the appointment of PricewaterhouseCoopers LLP as Hanesbrands’ independent registered public accounting firm for its 2009 fiscal year	☐	☐	☐

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof

Please sign exactly as name appears on the records of Hanesbrands and date. If the shares are held jointly, each holder should sign. When signing as an attorney, executor, administrator, trustee, guardian, officer of a corporation or other entity or in another representative capacity, please give the full title under signature(s).

For address changes and/or comments, please check this box and write them on the back where indicated.				☐
Please indicate if you plan to attend this meeting.		☐ Yes	☐ No

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

ADMISSION TICKET (Not Transferable)
2009 Annual Meeting of Stockholders 8:00 a.m., Eastern time, April 28, 2009

Jumeirah Essex House Grand Salon 160 Central Park South New York, New York 10019

Please present this admission ticket and some form of government-issued photo identification (such as a valid driver’s license or passport) in order to gain admittance to the meeting. This ticket admits only the stockholder listed on the reverse side and is not transferable. No cameras, recording devices or large packages will be permitted in the meeting room. Bags will be subject to a search.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Hanesbrands Inc. will be held on Tuesday, April 28, 2009, at 8:00 a.m., Eastern time, at the Jumeirah Essex House, Grand Salon, 160 Central Park South, New York, New York 10019. Stockholders owning shares at the close of business on February 20, 2009, are entitled to attend and vote at the meeting. Stockholders will (1) consider and vote on the election of nine members of the Board of Directors, (2) consider and vote on the ratification of the appointment of Hanesbrands’ independent registered public accounting firm for its 2009 fiscal year, and (3) transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and the Annual Report are available at www.proxyvote.com.

Δ DETACH PROXY CARD HERE Δ                                            HNSBI2

PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING, APRIL 28, 2009

The undersigned holder of common stock of Hanesbrands Inc., a Maryland corporation (the “Company”), hereby appoints Richard A. Noll and Joia M. Johnson, or either of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of the Stockholders of Hanesbrands Inc. to be held at the Jumeirah Essex House, Grand Salon, 160 Central Park South, New York, New York 10019, on April 28, 2009, at 8:00 a.m., Eastern time, and any postponement or adjournment thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting. The votes entitled to be cast by the undersigned will be cast as instructed. If this Proxy is executed, but no instruction is given, the votes entitled to be cast by the undersigned will be cast “FOR” each of the nominees for director and “FOR” proposal 2, which is set forth on the reverse side hereof. The votes entitled to be cast by the undersigned will be cast in the discretion of the Proxy holder on any other matter that may properly come before the meeting and any adjournment or postponement thereof. The Board of Directors recommends a vote “FOR” each nominee for director and “FOR” proposal 2.

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